UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant
☒
Filed by a Party other than the Registrant
☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MCGRAW HILL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Letter from the President, Chief Executive Officer and from the Chair of the Board of Directors

June 25, 2026

Dear Fellow Stockholders:

On behalf of the Board of Directors of McGraw Hill, Inc. (“McGraw Hill”), we are pleased to invite you to our 2026 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held virtually on Tuesday, August 11, 2026, at 9:00 a.m. Eastern Time, at www.proxydocs.com/MH.

On or about June 25, 2026, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to McGraw Hill’s stockholders of record as of June 15, 2026. The Notice contains details on how to access and review the proxy materials, retrieve your proxy card and submit your vote online. To request a printed copy of the proxy materials, please follow the instructions outlined in the Notice.

We encourage you to vote on the proposals to be presented at the Annual Meeting now, regardless of whether you plan to attend the Annual Meeting. You may now cast your vote using the instructions provided in the Notice or on your proxy card online, by telephone or by mailing your completed proxy card in the postage-prepaid return envelope if you received paper materials. You may also vote at the Annual Meeting.

We are grateful for your ongoing commitment to McGraw Hill.

Sincerely,

Philip Moyer

President, Chief Executive Officer

Simon Allen

Chair of the Board of Directors

Meeting Information

Location:
Via Webcast at
www.proxydocs.com/MH

Record Date:
Close of Business
June 15, 2026

How to Vote

By Computer:
Visit www.proxydocs.com/MH during or before meeting and follow instructions in proxy materials

By Phone:
Call: 1-866-890-9710
and follow instructions in proxy materials

By Mail:
Mark, date, sign and return proxy card in the envelope provided.

Notice of 2026 Annual Meeting of Stockholders

June 25, 2026

Columbus, Ohio

To our Stockholders:

McGraw Hill, Inc. (“McGraw Hill” or the “Company”) is holding its 2026 Annual Meeting of Stockholders (the “Annual Meeting”) on
Tuesday, August 11, 2026, at 9:00 a.m. Eastern Time, virtually at www.proxydocs.com/MH.

At the Annual Meeting, you will be asked to:

1.   elect four Class I directors to a three-year term on the Company’s Board of Directors (see page 3, “Proposal 1”);

2.  approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers (see page 19,
“Proposal 2”);

3.  approve, on a non-binding advisory basis, the frequency of holding future advisory votes on the compensation of the
Company’s named executive officers (see page 20, “Proposal 3”); and

4.  ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ended March 31, 2027 (see page 46, “Proposal 4” and, together with Proposal 1, Proposal 2 and Proposal 3, each, a “Proposal” and, collectively, the “Proposals”).

The Company’s Board of Directors unanimously recommends that you vote “FOR” the nominees for Class I director under Proposal 1, “FOR” Proposals 2 and 4 and “ONE YEAR” for Proposal 3.

The Annual Meeting will be a virtual meeting, conducted exclusively by live webcast. Stockholders of record as of the close of business on June 15, 2026 will be able to attend and participate in the Annual Meeting, vote their shares electronically and submit questions during the meeting. Please see the “Questions and Answers (Q&A)” section herein, which provides additional information on how to participate in the Annual Meeting. For ten (10) days prior to the Annual Meeting, a complete list of registered stockholders of the Company will be available for examination at our office at 8787 Orion Place, Columbus, Ohio 43240.

Your vote at the Annual Meeting is important. To ensure your participation at the Annual Meeting, we encourage you to submit your proxy as soon as possible by internet, phone or mail, as described in greater detail on your proxy card or voter instruction form.

The proxy materials, including McGraw Hill’s Annual Report for the fiscal year ended March 31, 2026 (the “2026 Annual Report”), are available at https://investors.mheducation.com.

By Order of the Company’s Board of Directors, David Stafford Executive Vice President, General Counsel, Secretary

McGraw Hill | 2026 Proxy Statement	i

Proxy Statement

Introduction

In July 2021, Mav Acquisition Corporation, an investment vehicle of certain private investment funds sponsored and ultimately controlled by Platinum Equity, LLC (together with its affiliated investment vehicles, “Platinum”), acquired 100% of the equity interests in McGraw-Hill Education, Inc. Immediately following the consummation of such acquisition, Mav Acquisition Corporation merged with and into McGraw-Hill Education, Inc., with McGraw-Hill Education, Inc. being the surviving entity, and McGraw-Hill Education, Inc. being indirectly owned by McGraw Hill, Inc. As of June 4, 2026, Platinum retains ownership and control of approximately 86.4% of the voting power of the Company’s outstanding common stock, par value $0.01 (“Common Stock”).

Because Platinum continues to hold more than a majority of the voting power of the Company’s outstanding Common Stock entitled to vote generally in the election of directors, including at the Annual Meeting, we are a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange (the “NYSE”). In accordance with applicable NYSE exemptions, the Company has elected not to comply with certain corporate governance requirements. For example, the Company’s Board of Directors (the “Board”) is not comprised of a majority of independent directors; rather, a majority of the Board is affiliated with Platinum Equity Advisors, LLC (“Platinum Advisors”).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on August 11, 2026:

We have elected to furnish this Proxy Statement and the 2026 Annual Report to our stockholders over the Internet pursuant to the rules of the U.S. Securities and Exchange Commission (the “SEC”), which allows us to reduce costs associated with the 2026 Annual Meeting.

Beginning on or about June 25, 2026, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions regarding how to access this Proxy Statement and the 2026 Annual Report online (the “Notice”). The Notice contains instructions regarding how you can elect to receive printed copies of the Proxy Statement and the 2026 Annual Report.

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board for use at the Annual Meeting, which will be the first annual meeting held following the Company’s initial public offering in July 2025 (the “IPO”). By voting by internet or phone, or returning a completed proxy card if you requested and received paper proxy materials, you are giving instructions on how your shares are to be voted at the Annual Meeting.

This summary provides a high-level review of the information contained within this Proxy Statement. This summary does not contain all of the information that you should consider, and we highly recommend that you read the Proxy Statement in full before you vote.

All references herein to “Fiscal Year 2026” and “Fiscal Year 2025” represent the fiscal years ended March 31, 2026 and March 31, 2025, respectively.

Annual Meeting

Date and Time	Tuesday, August 11, 2026, at 9:00 a.m. Eastern Time.

Location	Virtually at www.proxydocs.com/MH.

Who Can Vote	Stockholders of record as of June 15, 2026 are entitled to vote.

McGraw Hill | 2026 Proxy Statement	1

Proposals

No.	Proposal	Board Recommendation

1	Elect four Class I directors to a three-year term on the Company’s Board of Directors.	FOR each director nominee

2	Approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.	FOR

3	Approve, on a non-binding advisory basis, the frequency of holding future advisory votes on the compensation of the Company’s named executive officers.	ONE YEAR

4	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for Fiscal Year 2027.	FOR

2	McGraw Hill | 2026 Proxy Statement

Proposal 1:

Election of Directors

The Board is the Company’s governing body with responsibility for general oversight and approval of significant corporate matters and significant transactions.

Our Board currently consists of eleven (11) members. The number of directors that constituted our Board was fixed at nine (9) directors as of December 31, 2025. However, on January 2, 2026, in connection with the retirement of our then-Chief Executive Officer (“CEO”), Simon Allen, our Board increased its size from nine (9) to eleven (11) directors, effective as of February 9, 2026. In addition, effective as of February 9, 2026, the Board appointed Philip Moyer to succeed Mr. Allen as the Company’s President and CEO and as a member of the Board, and based upon the recommendation of Platinum, the Board appointed Eric Worley to the Board.

Pursuant to our Second Amended and Restated Certificate of Incorporation, the Board is divided into three classes of directors, each serving staggered three-year terms. One class of directors is elected at each annual meeting to serve from the time of their election until the third annual meeting following such election. Class I directors are nominated for election at the Annual Meeting. We refer to our Class II and Class III directors as “continuing directors” herein.

Pursuant to the Investor Rights Agreement discussed further below under “Certain Relationships and Related Persons Transactions”, we agreed to take all action within our power to cause the Board to include director candidates designated by Platinum in the slate of director nominees recommended by the Board for election to our stockholders, unless our Board determines that making such recommendation would be inconsistent with the directors’ fiduciary duties under applicable law.

There are four directors in Class I: Simon Allen, Mary Ann Sigler, Guhan Subramanian and Eric Worley, whose term of office expires at the 2026 Annual Meeting, whom the Nominating and Corporate Governance Committee has recommended for reelection and whom the Board has nominated for reelection. If reelected, the nominees will serve until the Company’s 2029 Annual Meeting of Stockholders or, if earlier, until their respective successors have been duly elected and qualified or, if earlier, until her or his death, resignation or removal.

Each of these nominees has agreed to serve as director, if reelected, and we know of no reason why any such nominee would be unable to serve. If any nominee for any reason becomes unable or unwilling to serve, the proxies will be voted for a substitute nominee designated by the Board.

The Board Recommends a Vote “FOR” Each of the Four Nominees Named Above

McGraw Hill | 2026 Proxy Statement	3

Biographies of Class I Director Nominees for Election to New Three-Year Terms that will Expire in 2029

Simon Allen Chair of the Board Director since October 2019	Committee(s) None	Other Public Company Boards Current: None Past 5 Years: None

Mr. Allen, age 64, has served as Chair of the Board of Directors of McGraw Hill, Inc. since the Company’s initial public offering in July 2025. Mr. Allen also served as interim CEO of the Company from October 2019 to May 2020 and as the Company’s President and CEO from May 2020 until his retirement from those roles in February 2026. Before joining McGraw Hill, Mr. Allen was the CEO of Macmillan Education (a publishing company) until 2016, leading the company’s transition from print to blended learning products and solutions. From 2000 to 2010, Mr. Allen served as Senior Vice President, International at The McGraw-Hill Companies, a former parent conglomerate of McGraw Hill, and during that time was elected President of The Publishers Association in the United Kingdom, serving for three years on its council. Prior to that, Mr. Allen was President, Higher Education at both Pearson Education EMEA and Prentice Hall Europe. Earlier in his career, he held sales leadership roles with the Times Mirror Group in the United States, Europe and the Middle East. Mr. Allen has deep experience in educational publishing having led large teams across six continents focused on K-12 and higher education, as well as science, technical and medical digital and print products for professional, governmental and institutional markets. Mr. Allen received his Bachelor of Arts with honors from Middlesex University School of Business and completed Executive Education programs in Leadership and Strategic Management at the London Business School.

Mr. Allen was selected to serve on our Board due to his vast experience in educational publishing, his deep knowledge of the Company and his significant executive leadership experience.

Mary Ann Sigler Director since July 2021	Committee(s) Nominating and Corporate Governance	Other Public Company Boards Current: Ingram Micro Holding Corporation Past 5 Years: Ryerson Holding Corporation (until 2024)

Ms. Sigler, age 71, has served as Executive Vice President and Treasurer of Platinum Advisors (a private equity company) since August 2024. She joined Platinum Advisors in 2004 and served as Chief Financial Officer until August 2024 and was responsible for overall accounting, tax and financial reporting as well as managing strategic planning projects for the firm. Prior to joining Platinum Advisors, Ms. Sigler was with Ernst & Young LLP (a big four accounting firm) for 25 years where she was a partner. Ms. Sigler holds a Bachelor of Arts degree in Accounting from California State University at Fullerton and a Master’s degree in Business Taxation from the University of Southern California. Ms. Sigler is a Certified Public Accountant in California, as well as a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Ms. Sigler has served on the board of directors of Ingram Micro Holding Corporation (a leading technology company for the global information technology ecosystem) (NYSE: INGM) (“Ingram”) since July 2021 and is a former director of Ryerson Holding Corporation (an online metal supplier, processer and distributor) (NYSE: RYI) (“Ryerson”) (2010 to 2024).

4	McGraw Hill | 2026 Proxy Statement

Ms. Sigler was selected to serve on our Board due to her extensive and significant business, financial and investment experience and her prior involvement with Platinum’s investment in McGraw Hill.

Guhan Subramanian Director since July 2025	Committee(s) Audit	Other Public Company Boards Current: None Past 5 Years: LKQ Corporation (until 2026)

Mr. Subramanian, age 55, is currently the Joseph Flom Professor of Law and Business at the Harvard Law School and the Douglas Weaver Professor of Business Law at the Harvard Business School. Mr. Subramanian is the first person in the history of Harvard University to hold tenured appointments at both the Harvard Law School and the Harvard Business School. At the Harvard Law School, Mr. Subramanian teaches courses in negotiations and corporate law. At the Harvard Business School, Mr. Subramanian teaches in several executive education programs, including Strategic Negotiations, Changing the Game and Preparing to be a Corporate Director. He is the faculty chair for the JD/MBA program at Harvard University, the Harvard Program of Negotiation and the Mergers & Acquisitions executive education course at Harvard Business School. Prior to joining the Harvard faculty in September 1999, Mr. Subramanian spent three years at McKinsey & Company (a management consulting firm) as a consultant in their New York, Boston and Washington, D.C. offices. Mr. Subramanian served as Chairman of the board of directors of LKQ Corporation (a provider of alternative aftermarket, specialty salvage and recycled auto parts) (NASDAQ: LKQ) from May 2022 to January 2026.

Mr. Subramanian was selected to serve on our Board due to his extensive knowledge of corporate law, corporate governance and business negotiations, as well as his extensive experience as an educator. His positions at Harvard Law School and Harvard Business School provide Mr. Subramanian with frontline access to the higher education market and continuous exposure and insight into the key issues and developments affecting boards of directors and the businesses they oversee. In addition, his role as an instructor in executive education programs allows Mr. Subramanian to exchange ideas and gain knowledge from numerous prominent business leaders.

Eric Worley Director since February 2026	Committee(s) None	Other Public Company Boards Current: Ingram Micro Holding Corporation Past 5 Years: None

Mr. Worley, age 55, joined Platinum Advisors in 2001 and serves as Managing Director, responsible for financial due diligence and supporting the structuring and execution of acquisition and divestiture transactions. Mr. Worley also has responsibilities related to monitoring and oversight of financial performance at select portfolio companies following their acquisition by Platinum Advisors. Since joining Platinum Advisors, Mr. Worley has served as an officer and/or director for a number of Platinum Advisors’ privately held portfolio companies and has served on the board of directors of Ingram since October 2024. Prior to joining Platinum Advisors, Mr. Worley was with Ernst & Young LLP in its Transaction Support and Audit practices in Los Angeles and London. Mr. Worley holds an Accounting degree from Michigan State University and is a former Certified Public Accountant in the State of California.

Mr. Worley was selected to serve on our Board due to his experience related to private equity, transactional matters and post-acquisition monitoring and oversight of financial performance on a global scale.

McGraw Hill | 2026 Proxy Statement	5

Biographies of Continuing Directors Not Being Considered for Election at the Annual Meeting

The directors whose terms are not expiring in 2026 are listed below. They will continue to serve as directors for the remainder of their terms or through such other date, in accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”).

CLASS II Directors (with Terms Expiring in 2027)

Nicholas Colagiovanni Director since July 2025	Committee(s) Compensation	Other Public Company Boards Current: None Past 5 Years: None

Mr. Colagiovanni, age 44, joined Platinum Advisors in 2020 and serves as Principal. Prior to joining Platinum Advisors, Mr. Colagiovanni served as Senior Director at Alvarez & Marsal (2019-2020), where he focused on the performance improvement and acquisition integration strategies for private equity portfolio companies across a variety of industries, and as Chief Operating Officer at Advizex Technologies (a reseller and provider of information technology solutions) (2014-2019). Mr. Colagiovanni holds a Bachelor of Business Administration from the University of Notre Dame.

Mr. Colagiovanni was selected to serve on our Board due to his experience with integration of acquired businesses and his accounting expertise.

Brandon Crawley Director since July 2025	Committee(s) Nominating and Corporate Governance	Other Public Company Boards Current: None Past 5 Years: None

Mr. Crawley, age 45, joined Platinum Advisors in 2013 and serves as Managing Director. Prior to joining Platinum Advisors, Mr. Crawley held positions at Alvarez & Marsal (a global professional services firm) and PricewaterhouseCoopers (a big four accounting firm) where he focused on the performance improvement and acquisition integration strategies for private equity portfolio companies across a variety of industries. Mr. Crawley holds an undergraduate degree in accounting from Indiana State University and a Master’s degree in Business Administration from Indiana University Kelley School of Business.

Mr. Crawley was selected to serve on our Board due to his extensive expertise in performance improvement and acquisition integration strategies for companies across a variety of industries, as well as his experience with post-transition monitoring and oversight of operational performance at portfolio companies.

6	McGraw Hill | 2026 Proxy Statement

Philip Moyer President, Chief Executive Officer of McGraw Hill, Inc. Director since February 2026	Committee(s) None	Other Public Company Boards Current: None Past 5 Years: Vimeo, Inc. (until 2025)

Mr. Moyer, age 60, has served as our President, Chief Executive Officer since February 2026. Prior to joining the Company, Mr. Moyer served as Vimeo, Inc.’s (a video software company that provides cloud-based solutions, including hosting, editing and live streaming services) (“Vimeo”) CEO from April 2024 until Vimeo was acquired in November 2025. Prior to joining Vimeo, Mr. Moyer served as Global Vice President of Applied AI Engineering and Business Development and VP of Strategic Industries at Google Cloud, a division of Alphabet Inc. (a multinational technology conglomerate holding company), a role he held since July 2019. Prior to Alphabet Inc., Mr. Moyer was Director of Financial Services at Amazon Web Services, a division of Amazon.com, Inc. (a multinational technology company focused on e-commerce, cloud computing, digital streaming and artificial intelligence) where he managed Banking, Capital Markets, Insurance and Payments. Mr. Moyer previously managed a venture capital portfolio in FinTech, Healthtech and MarTech at Safeguard Scientifics, Inc., a public venture development company. Additionally, Mr. Moyer was CEO of two financial technology companies, EDGAR Online, Inc., a provider of financial data, analytics and disclosure management solutions, and Cassiopae, S.A., a French software company in the commercial banking market. Mr. Moyer also spent 15 years at Microsoft Corporation, a global technology company, where he managed global customer teams, industry teams and services organizations. Prior to Microsoft Corporation, Mr. Moyer was co-founder of Orion Systems Group, an EdTech startup focused on special needs students. Mr. Moyer holds a Computer Science degree from the University of Pittsburgh and started his career as a software engineer for nuclear submarines at GE Aerospace, a division of General Electric Company. Mr. Moyer previously served on the board of directors of Vimeo from 2024 to 2025, Safeguard Scientifics, Inc. from 2010 to 2015 and EDGAR Online, Inc. from 2007 to 2010.

Mr. Moyer was selected to serve on our Board due to his extensive experience in the technology sector and his leadership expertise, including having served as the CEO of a publicly traded company.

Steven S. Reinemund Director since July 2025	Committee(s) Audit; Compensation	Other Public Company Boards Current: Vertiv Holdings Co Past 5 Years: GS Acquisition Holdings Corp. II (until 2021); Walmart (until 2022); Catalyst Partners Acquisition Corp (until 2023)

Mr. Reinemund, age 78, served as Dean of Business at Wake Forest University from July 2008 to June 2014, an organization he joined after a 23-year career with PepsiCo, Inc. (a global food and beverage corporation) (NASDAQ: PEP) (“PepsiCo”). At PepsiCo, Mr. Reinemund served as Executive Chairman from October 2006 to May 2007 and as Chairman and CEO from May 2001 to October 2006. Prior to being CEO, he was PepsiCo’s President and Chief Operating Officer from September 1999 to May 2001. Mr. Reinemund began his career with PepsiCo in 1984 at Pizza Hut, Inc. and held other positions until he became President and CEO of Frito-Lay’s North American snack division in 1992. He became Chairman and CEO of Frito-Lay’s worldwide operations in 1996. Mr. Reinemund

McGraw Hill | 2026 Proxy Statement	7

has served on the board of directors of Vertiv Holdings Co (a global provider of critical digital infrastructure technologies and services for data centers, communication networks and commercial and industrial environments) (NYSE: VRT) (“Vertiv”) since 2020 and also serves on the board of directors of the U.S. Naval Academy Foundation. Mr. Reinemund previously served as a director of Johnson & Johnson (a healthcare products company) (NYSE: JNJ) from 2003 to 2008; American Express Company (a globally integrated payments company) (NYSE: AXP) from 2007 to 2015; Exxon Mobil Corporation (an international energy provider and chemical manufacturer) (NYSE: XOM), where he served as presiding director, from 2007 to 2020; Marriott International, Inc. (a hotel company) (Nasdaq: MAR), where he served as chair of the compensation committee, from 2007 to 2020; Chick-fil-A (a fast-food restaurant chain) from 2015 to 2021; GS Acquisition Holdings Corp. II (a special purpose acquisition company) from 2020 until its merger with Mirion Technologies, Inc. (a provider of radiation safety, measurement and monitoring solutions) in October 2021; and Kohana Coffee Holdings (a specialty coffee company), where he served as chairman, from 2021 to 2022. Further, Mr. Reinemund previously served as a director and chair of the compensation committee of Walmart Inc. (an omnichannel retailer) (NYSE: WMT) from 2010 to 2022 and a director and chair of the audit committee of Catalyst Partners Acquisition Corp (a special purpose acquisition company) (NASDAQ: CPARU) from 2021 to 2023. A graduate of the United States Naval Academy in 1970, Mr. Reinemund served five years as an officer in the United States Marine Corps, achieving the rank of Captain. He received an MBA from the University of Virginia and has been awarded honorary doctorate degrees by Johnson and Wales University and Bryant University.

Mr. Reinemund was selected to serve on our Board due to his considerable prior business leadership roles, mergers and acquisitions experience and his extensive board expertise.

CLASS III Directors (with Terms Expiring in 2028)

Felicia Alvaro Director since July 2025	Committee(s) Audit (Chair); Nominating and Corporate Governance	Other Public Company Boards Current: Ingram Micro Holding Corporation; Temenos AG Past 5 Years: Cornerstone OnDemand (until 2021)

Ms. Alvaro, age 65, has over 30 years of finance executive leadership experience and has served as an Independent Director and Audit Committee Chair of Ingram since 2024 and an Independent Director and Audit Committee Member of Temenos AG (SWX: TEMN), a Swiss technology company specializing in enterprise software for banks and financial services, since 2025. Ms. Alvaro previously served as Chief Financial Officer, Executive Vice President and Treasurer for The Ultimate Software Group (Nasdaq: ULTI) (“Ultimate Software”), a leading global provider of human capital management (HCM) solutions in the cloud, from 2018 until her retirement in 2020, a period during which she oversaw the company’s transition in 2019 from a publicly traded company to a privately held company. Ms. Alvaro joined Ultimate Software as Vice President of Finance in 1998, shortly after the company’s initial public offering. During her 22-year tenure at Ultimate Software, she was responsible for the company’s accounting, finance, privacy, risk and compliance, financial planning, tax, treasury and financial systems teams. Previously, Ms. Alvaro spent 11 years in auditing, finance and accounting positions at Alorica, previously Precision Response Corporation (a publicly traded corporation) (1997–1998), Pueblo Xtra International (1991– 1997) and KPMG (1987–1990). Former board mandates include ServiceMax (a cloud-based field service management software provider) (2021–2022 when the privately held company was sold to PTC, Inc.) and Cornerstone OnDemand, Inc. (“Cornerstone OnDemand”) (a provider of learning and people development solutions, delivered as software-as-a-service) (NASDAQ: CSOD) (2020–2021 when the company was sold, taking the company from public to private). Ms. Alvaro served as the Audit Committee Chair for both ServiceMax and Cornerstone OnDemand. Ms. Alvaro holds a Bachelor of Science in Accounting from Southeastern Louisiana University and is a Certified Public Accountant in Georgia.

8	McGraw Hill | 2026 Proxy Statement

Ms. Alvaro was selected to serve on our Board due to her decades of senior executive leadership experience and expertise in accounting, auditing, financial reporting, financial planning and analysis, risk oversight and general compliance.

Jacob Kotzubei Director since July 2025	Committee(s) Compensation

Other Public Company Boards

Current: Ingram Micro Holding Corporation; Ryerson Holding Corporation; Vertiv Holdings Co

Past 5 Years: Key Energy Services, Inc. (until 2022); Verra Mobility Corporation (until 2021)

Mr. Kotzubei, age 57, joined Platinum Advisors in 2002 and is a Partner and co-President at the firm. Prior to joining Platinum Advisors in 2002, Mr. Kotzubei was a Vice President in the Goldman Sachs Investment Banking Division – High Tech Group in New York City and the head of the East Coast Semiconductor Group. Previously, he was an attorney at Sullivan & Cromwell LLP in New York City, specializing in mergers and acquisitions. Mr. Kotzubei has served on the board of directors of Ingram since October 2024, Ryerson since 2010 and Vertiv since 2020, and he is a former director of Key Energy Services, Inc. (an onshore oilfield services company) (2016 to 2022), Verra Mobility Corporation (a provider of smart mobility technology solutions specializing in automated safety enforcement) (NASDAQ: VRRM) (2018 to 2021) and KEMET Corporation (a global manufacturer of electronic components) (2011 to 2020). Mr. Kotzubei received a Bachelor of Arts degree from Wesleyan University and holds a Juris Doctor from Columbia University School of Law.

Mr. Kotzubei was selected to serve on our Board due to his experience in executive management oversight, private equity, capital markets, mergers and acquisitions and other transactional matters.

Matthew Louie Director since July 2025	Committee(s) Compensation (Chair); Nominating and Corporate Governance (Chair)	Other Public Company Boards Current: Ingram Micro Holding Corporation; Vertiv Holdings Co Past 5 Years: None

Mr. Louie, age 48, joined Platinum Advisors in 2008. Mr. Louie is a Managing Director at the firm and is responsible for the structuring and execution of acquisition and divestiture transactions. Prior to joining Platinum Advisors in 2008, Mr. Louie was an investment professional at American Capital Strategies, a middle-market focused private equity firm. Prior to American Capital, Mr. Louie worked in venture capital and growth equity at both Canaan Partners and Agilent Technologies and in investment banking at Donaldson, Lufkin & Jenrette. Mr. Louie serves as a manager of a number of Platinum’s portfolio companies and has served on the board of directors of Ingram since 2024 and Vertiv since 2020. Mr. Louie holds undergraduate degrees in both Economics and Political Science from Stanford University. He also holds a Master’s degree in Business Administration from Harvard Business School.

Mr. Louie was selected to serve on our Board due to his experience in private equity, capital markets, transactional matters and post-acquisition monitoring and oversight of operational performance at portfolio companies.

McGraw Hill | 2026 Proxy Statement	9

Board Composition

As set forth in the table below, our directors offer diverse perspectives, including a complementary mix of skills, experiences and backgrounds that we believe are critical to the Board’s ability to represent the interests of the Company’s stockholders.

Skills and Experience Matrix

	Allen	Alvaro	Colagiovanni	Crawley	Kotzubei	Louie	Moyer	Reinemund	Sigler	Subramanian	Worley

Other Public Company Boards		●			●	●	●	●	●	●	●

Current		2			3	2		1	1		1

Past 5 Years		1			2		1	3	1	1

Executive Leadership	●	●				●	●	●	●		●

CEO Experience	●			●			●	●

CFO Experience		●	●						●

Public Company Executive Officer Experience[1]	●	●					●	●

International Experience	●	●				●	●	●			●

Financial Literacy	●	●	●	●	●	●	●	●	●	●	●

Public Financial Reporting		●					●	●		●	●

Financial Analysis	●	●	●	●	●	●	●	●	●	●	●

Professional Services	●	●	●	●	●	●	●	●	●	●	●

Audit Committee Financial Expert[2]		●						●

Operations	●		●	●			●	●

Technology		●	●	●	●	●	●

Hardware/Software/Cloud		●					●

Distribution						●	●

Educator	●						●	●		●

Mergers & Acquisitions	●	●	●	●	●	●	●	●	●	●	●

1	Current or Former Section 16 Officer under applicable SEC rules
2	Per designation by the Board

10	McGraw Hill | 2026 Proxy Statement

Corporate Governance

Board Governance

Board of Director Meetings

Our Board held four meetings during Fiscal Year 2026 after the IPO. Each director serving during Fiscal Year 2026 attended at least 75% of the meetings held by the Board and by all Board committees on which she or he served, in each case, during the periods that she or he served, except for Mr. Kotzubei who attended 50% of such meetings. While the Company does not have a formal policy on director attendance at annual meetings of stockholders, it encourages its directors to attend the annual meeting of stockholders. The Company expects that each director will attend the Annual Meeting.

Director Independence

As a “controlled company” within the meaning of the corporate governance standards of the NYSE, we qualify for, and rely on, exemptions from certain corporate governance requirements, including the requirement that a majority of our Board consist of independent directors.

Our Board has affirmatively determined that Felicia Alvaro, Steven S. Reinemund and Guhan Subramanian do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NYSE. In making these determinations, our Board considered the current and prior relationships that each such director has with the Company and Platinum and all other facts and circumstances our Board deemed relevant in determining their independence.

Board Leadership Structure

Our Bylaws and Corporate Governance Guidelines provide our Board with the authority to separate or combine the positions of the Chair of the Board and the Company’s Chief Executive Officer. On December 30, 2025, Simon Allen notified the Board of his intention to retire from his position as the Company’s President and CEO, effective as of February 9, 2026 (the “CEO Transition Date”). As a result, on January 2, 2026, the Board appointed Philip Moyer to succeed Mr. Allen as the Company’s President and CEO and also appointed Mr. Moyer to the Board, effective as of the CEO Transition Date. In connection with this transition, the Board determined, and continues to believe, that it is in the best interests of the Company and its stockholders to separate the roles of Chair of the Board and the Company’s Chief Executive Officer, with Mr. Allen serving as Chair of the Board and Mr. Moyer serving as the Company’s Chief Executive Officer. Please refer to the other parts of this “Corporate Governance” section and, in particular, the “Risk Oversight” subsection herein for further discussion regarding our leadership structure.

Additional Board Service

Serving on the Board requires significant time and attention. Directors are expected to ensure that their other commitments do not materially interfere with their duties to the Company. Except as otherwise approved by the Board, pursuant to our Corporate Governance Guidelines:

	a director serving on the Company’s Board may not serve on the boards of more than five public companies (including the Company);

	an executive officer serving as a director on the Company’s Board may not serve on the boards of more than two public companies (including the Company); and

	a member of the Audit Committee may not serve on the audit committees of the boards of more than three public companies (including the Company).

McGraw Hill | 2026 Proxy Statement	11

Communications with the Board

Our stockholders and other interested parties may communicate directly with the Board as a whole, a specific committee of the Board or any individual director by sending a written communication to the following address:

McGraw Hill, Inc.

8787 Orion Place

Columbus, Ohio 43240

Attn: David Stafford, Executive Vice President, General Counsel, Secretary

Email: david.stafford@mheducation.com

Our Company’s Secretary will determine whether the communication is a proper communication to be forwarded to the Board, a committee of the Board or any individual director. Please see our Policy Regarding Board Communications with Stockholders and Other Interested Parties under the “Governance Documents” sub-link on our investor relations website: https://investors.mheducation.com.

Committees of the Board of Directors

The Board has established three standing committees: an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). Additionally, the Board may form temporary committees as needed to address specific issues that arise between regular meetings or matters that do not fall under the purview of the aforementioned standing committees.

Our Audit Committee meets the independence requirements set forth in the NYSE listing standards. Platinum holds more than a majority of the voting power of our outstanding Common Stock entitled to vote generally in the election of our directors. As a result, we are a “controlled company” under the NYSE’s listing standards, and we qualify for, and rely on, exemptions from certain corporate governance requirements, including the requirements that our Compensation Committee and Nominating and Corporate Governance Committee be composed entirely of independent directors.

Each of the standing committees operates pursuant to a charter approved by the Board, copies of which can be found under the “Governance Documents” sub-link on our investor relations website: https://investors.mheducation.com. Our Corporate Governance Guidelines are also available under the “Governance Documents” sub-link on our investor relations website.

12	McGraw Hill | 2026 Proxy Statement

The following table includes the names, committee memberships and class for each of the director nominees and continuing directors:

Committee Memberships

Name	Independent	AC	CC	NCGC	CLASS	TERM

Simon Allen					Class I Director Nominees	Expiring at the 2026 Annual Meeting
Mary Ann Sigler				●
Guhan Subramanian	●	●
Eric Worley

Name	Independent	AC	CC	NCGC	CLASS	TERM

Nicholas Colagiovanni			●		Class II Continuing Directors	Expiring at the 2027 Annual Meeting
Brandon Crawley				●
Philip Moyer
Steven S. Reinemund	●	●	●

Name	Independent	AC	CC	NCGC	CLASS	TERM

Felicia Alvaro	●	C		●	Class III Continuing Directors	Expiring at the 2028 Annual Meeting
Jacob Kotzubei			●
Matthew Louie			C	C

“AC” indicates Audit Committee, “CC” indicates Compensation Committee, “NCGC” indicates Nominating and Corporate Governance Committee and “C” indicates Committee Chair.

Audit Committee

The primary purposes of the Audit Committee are to prepare the committee report required by the rules of the SEC and to assist the Board with its oversight of the Company’s risk management policies and procedures, the audits and integrity of the Company’s financial statements, the effectiveness of the Company’s internal controls over financial reporting, the Company’s compliance with legal and regulatory requirements, the qualifications, performance and independence of the Company’s independent auditor, Ernst & Young LLP, and the performance of the Company’s internal audit function.

The Audit Committee consists of the following individuals, each of whom the Board has determined is “independent” within the requirements established by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE listing standards: Felicia Alvaro (Chair), Steven S. Reinemund and Guhan Subramanian. The Board has further determined that each of Felicia Alvaro and Steven S. Reinemund qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Furthermore, the Board has also determined that each Audit Committee member is financially literate, as such qualification is interpreted by the Board in its business judgment.

The Audit Committee met three times during Fiscal Year 2026 after the IPO.

Compensation Committee

The primary purposes of the Compensation Committee are to review and approve corporate goals and objectives relevant to the compensation of the CEO and the other senior executives of the Company, to evaluate the performance of the CEO and the other senior executives in light of such goals and objectives, to determine and approve the compensation of the CEO and the other senior executives, to make recommendations to the full Board with respect to incentive-based and equity-based compensation plans that are subject to Board approval, to prepare the disclosure required by the rules of the SEC, to review and report to the Board on the Company’s key strategic and human resource management issues and to oversee the Company’s overall compensation structure, policies and programs.

McGraw Hill | 2026 Proxy Statement	13

The Compensation Committee consists of the following members: Matthew Louie (Chair), Nicholas Colagiovanni, Jacob Kotzubei and Steven S. Reinemund. According to the exemptions for a “controlled company” set by the NYSE, the Compensation Committee is not required to, and does not currently, consist solely of independent directors.

The Compensation Committee met two times during Fiscal Year 2026 after the IPO.

Nominating and Corporate Governance Committee

The primary purposes of the Nominating and Corporate Governance Committee are to review and make recommendations to the full Board regarding the structure and composition of the Board and its committees, including identifying qualified director nominees consistent with criteria approved by the Board, to develop and recommend to the full Board corporate governance guidelines applicable to the Company and to oversee the evaluation of the Board, its committees and the Company’s management team.

The Nominating and Corporate Governance Committee consists of the following members: Matthew Louie (Chair), Felicia Alvaro, Brandon Crawley and Mary Ann Sigler. According to the exemptions for a “controlled company” set by the NYSE, the Nominating and Corporate Governance Committee is not required to, and does not currently, consist solely of independent directors.

The Nominating and Corporate Governance Committee did not meet during Fiscal Year 2026 after the IPO.

Director Nomination Procedures

The Nominating and Corporate Governance Committee is responsible for reviewing the Board composition and ensuring that the Board is comprised of individuals who have distinguished records of leadership and success in their area of activity and who will make substantial contributions to the Board. In making this assessment, the Nominating and Corporate Governance Committee considers a variety of skills and characteristics of Board candidates, including, but not limited to, relevant industry experiences, general business experience and relevant financial experiences.

Specific consideration is given to:

	roles and contributions valuable to the business community;

	personal qualities of leadership, character and judgment and reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards;



relevant knowledge and experience in such things as business, technology, finance and accounting, marketing, international business, government, law and other disciplines relevant to the success of a large publicly traded company;

	ability to contribute to the diversity of skills, viewpoints, experiences and backgrounds; and

	whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings.

Stockholder Proposals and Nominees for Directors

Stockholder proposals may be included in our proxy statement for the Company’s 2027 annual meeting of stockholders (the “2027 Annual Meeting”) so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2027 Annual Meeting, we must receive the proposal at our principal executive offices at 8787 Orion Place, Columbus, Ohio 43240, Attention: Secretary, on or before February 25, 2027.

Our Bylaws establish advance notice procedures with respect to stockholder nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board, and other business to be considered by the stockholders at the annual meeting. In order for any stockholder director

14	McGraw Hill | 2026 Proxy Statement

nomination or other business to be “properly brought” before a meeting, a stockholder must notify us in writing by following the advance notice procedures and providing the information required by our Bylaws, which includes delivering a notice to the Secretary of the Company at 8787 Orion Place, Columbus, Ohio 43240, not earlier than the close of business on the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders (which would be April 13, 2027) nor later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders (which would be May 13, 2027). If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, or if no annual meeting was held in the preceding year (other than for purposes of the Company’s first annual meeting), such stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of (i) the 10th day following the day the public announcement of the annual meeting is first made or (ii) the 90th day prior to the date of the annual meeting.

Stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act no later than May 13, 2027.

Such notice shall include the information required by our Bylaws, as well as the following information for each nominee:

	the name, age, business address and residence address;

	the principal occupation or employment (present and for the past five years);

	stock ownership information for such person and any member of the immediate family of such person or any affiliate or associate of such person;



a complete and accurate description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings between or among the nominating stockholders and each proposed nominee; and

	any other information that must be disclosed about director nominees in proxy solicitations under Regulation 14A of the Exchange Act.

Stockholders may recommend a director nominee to the Nominating and Corporate Governance Committee for election at the 2027 Annual Meeting. The Nominating and Corporate Governance Committee will evaluate each director nominee in accordance with the same processes, regardless of the source of the nomination, and, if appropriate, make recommendations to the Board of the director nominees for selection.

Risk Oversight

Our Board is responsible for overseeing our risk management process. Our Board focuses on our general risk management strategy and the most significant risks facing us, and it oversees the implementation of risk mitigation strategies by management. Our Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

McGraw Hill | 2026 Proxy Statement	15

The following table summarizes the primary areas of risk management over which the Board and its committees exercise oversight:

Board / Committee	Primary Areas of Risk Oversight

Board of Directors	Risks and exposures related to strategy, finance and execution; risks associated with major acquisitions and other major strategic transactions; CEO succession planning; crisis response; cybersecurity; sustainability considerations; and other matters that could pose significant risks to the Company.

Audit Committee	Risks and exposures concerning financial reporting accuracy, internal controls, compliance, auditor independence, cybersecurity and enterprise risk management.

Compensation Committee	Risks and exposures related to executive and overall compensation and benefits, incentive structures, leadership succession planning and general human capital management strategies.

Nominating and Corporate Governance Committee	Risks and exposures concerning board composition, governance compliance, ethical conduct and regulatory adherence.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board currently consists of, and at all times during Fiscal Year 2026 following the Compensation Committee’s creation in connection with the IPO consisted of, Matthew Louie (Chair), Nicholas Colagiovanni, Jacob Kotzubei and Steven S. Reinemund. No member of this committee was at any time during Fiscal Year 2026 an officer or employee of the Company, was formerly an officer of the Company or any of its subsidiaries or had any employment relationship with the Company or any of its subsidiaries. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity where one of such entity’s executive officers served as a director of the Company or a member of the Compensation Committee.

16	McGraw Hill | 2026 Proxy Statement

Governance Principles and Policies

We are committed to maintaining ethical and legal standards that reflect our deeply rooted values. This unwavering commitment is at the core of our corporate philosophy. We hold ourselves—our directors, executive officers, employees and other associates—to the highest level of integrity, and that includes compliance with laws and regulations of the jurisdictions in which we operate. We also expect these high standards from third parties working on our behalf. All of this is represented by our core governance principles and policies, which are summarized below.

Separate Chair and CEO Roles	The separation of roles of Chair of the Board and the Company’s CEO enables the Chair to focus on managing the Board while allowing the CEO to maintain oversight of the day-to-day conduct of our business.

Executive Sessions	Our directors regularly meet in executive session without members of management present. The Chair of the Board typically presides at such executive sessions.

Annual Board Self-Assessment	Our Board intends to conduct an annual self-assessment to determine whether it and its committees are functioning effectively.

Executive Succession Plan	Our Board intends to annually review the executive succession planning process with the assistance of the Compensation Committee.

No “Poison Pill”	Our Board has not adopted a “poison pill”.

Robust Stock Ownership Guidelines	Our senior executives are subject to stock ownership guidelines, requiring them to hold at least 2x their respective base salary amount (5x for the CEO).

Access to Management	Our Board maintains interaction with senior management and has complete access to all members of management and other employees of the Company.

Director Orientation and Continuing Education	Our Board receives education on business operations, industry trends and corporate governance practices.

Time Commitment Policy	Our directors must obtain specific approval from the Board before serving on other boards, and in general, no director may simultaneously serve on more than five public company boards (or more than two public company boards, including the Company’s, if such director is an executive officer of a public company), and no member of the Board’s Audit Committee may simultaneously serve on the audit committee of more than three public companies (including the Board’s Audit Committee).

McGraw Hill | 2026 Proxy Statement	17

Insider Trading, Hedging and Pledging Policies
The Company has adopted an insider trading policy governing the purchase, sale and other dispositions of Company or third-party securities by the directors, officers and employees of the Company while in possession of material non-public
information relating to the Company. It is the policy of the Company that the Company will not engage in transactions in the Company’s securities while aware of material nonpublic information relating to the Company or the Company’s securities. Under our insider trading policy, covered persons, including our directors and executive officers, are prohibited from engaging in short sales, derivatives trading, hedging, monetization or pledging transactions involving our securities. The Company believes that its insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and any listing standards applicable to the Company. Our insider trading policy was filed as Exhibit 19.1 to our Annual Report on Form
10-K
for the fiscal year ended March 31, 2026.
Code of Ethics
We have adopted a Code of Business Ethics (the “Code”) that applies to all Company directors, officers and employees. The Company has also adopted a Code of Conduct for Principal Financial Officers that applies to our CEO, chief financial officer, chief accounting officer, controller, treasurer and other individuals performing similar functions (the “PFO Code of Conduct”). Our Code and PFO Code of Conduct are each available on our website. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of the Code or the PFO Code of Conduct on our website.
Compensation Recovery Policy
In connection with the IPO, we adopted the Policy for the Recovery of Erroneously Awarded Compensation (the “Required Clawback Policy”), a policy intended to comply with the applicable SEC and NYSE rules relating to the recoupment of incentive compensation. The Required Clawback Policy describes the circumstances in which current and former executive officers of the Company will be required to repay or return to the Company erroneously awarded compensation. In general, as provided in the Required Clawback Policy, such circumstances include an accounting restatement that results in an executive officer having received more incentive compensation during the three completed fiscal years preceding the date of the accounting restatement than would have been received had such compensation been determined based on the restated amounts.

18	McGraw Hill | 2026 Proxy Statement

Proposal 2:

Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, stockholders are entitled to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers (“NEOs”) and our compensation philosophy, policies and practices as defined and disclosed further below in “Executive and Director Compensation—Compensation Discussion and Analysis”, which we encourage our stockholders to read.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on compensation for our NEOs. This vote is not intended to address specific items of compensation, but rather the overall compensation of NEOs and philosophies, policies and practices as described in this Proxy Statement.

Our executive compensation programs and policies described further below are designed to incentivize, retain and reward our executives for superior short- and long-term performance for our Company and for our stockholders.

At the Annual Meeting we will ask our stockholders to approve the following resolution:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Company’s Proxy Statement for its 2026 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K and other compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the 2026 Summary Compensation Table and the other compensation-related tables and disclosure.”

We are asking that our stockholders indicate their support for our executive compensation programs and policies as described in this Proxy Statement. While this say-on-pay vote is advisory and non-binding, the Compensation Committee will review the outcome of this vote and consider it when reviewing our compensation program and policies.

The Board Recommends a Vote “FOR” the Approval of the Compensation of our Named Executive Officers

McGraw Hill | 2026 Proxy Statement	19

Proposal 3:

Frequency of the Advisory Vote on Executive Compensation

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to indicate how frequently we should seek a “say-on-pay” vote. By voting on this proposal, stockholders may indicate whether the advisory vote on executive compensation should occur every one year, two years or three years. Stockholders may also abstain from voting on this proposal.

After careful consideration of this proposal, the Board has determined that an advisory vote on executive compensation occurring once every year is the most appropriate for the Company. The Board considered that an annual advisory vote on executive compensation—allowing our stockholders to provide input on our executive compensation program every year—is consistent with the Company’s efforts to engage our stockholders on executive compensation and corporate governance matters.

Because this vote is advisory and non-binding, the Board may decide that it is in the best interests of the stockholders and the Company to hold an advisory vote on executive compensation less frequently than the option preferred by our stockholders.

The Board Recommends a Vote for “ONE YEAR” as the Preferred Frequency for Advisory Votes on Executive Compensation

20	McGraw Hill | 2026 Proxy Statement

Biographies of Non-Board Member Executive Officers

Biographies of the Company’s executive officers (other than Philip Moyer, whose biography appears above) are set forth below:

David Cortese

David Cortese, age 55, was named Chief Digital Information Officer (“CDIO”) of McGraw Hill in April 2024. As CDIO, Mr. Cortese is responsible for digital experience and innovation strategy, including IT, customer experience, digital product management and engineering, cybersecurity, AI and data analytics and insights. Mr. Cortese has over 30 years of experience in a variety of technology and operational leadership roles and joined McGraw Hill from The Influential Network, Inc. (an AI-powered influencer marketing company), where he served as Chief Digital Officer from January 2023 through April 2024, overseeing enterprise product and engineering teams and AI solutions. Mr. Cortese also served as Chief Commercial Officer at Simbe Robotics, Inc. (a leader in retail automation, specializing in AI-driven, autonomous shelf-scanning robots) from February 2021 through January 2023, where he led product development for Simbe’s AI-driven subscription data services. From July 2012 through February 2020, Mr. Cortese served as the President of Digital Technology at Advantage Solutions (a business process outsourcing company) and previously held a variety of technology leadership roles at Comscore (a media measurement and analytics company), Sony Pictures Entertainment (a film and television production and distribution company) and Accenture (a professional services company, specializing in IT, strategy, consulting and operations). Mr. Cortese has a Bachelor’s degree in Mechanical Engineering from Worcester Polytechnic Institute.

Robert Sallmann

Robert Sallmann, age 47, was named Chief Financial Officer (“CFO”) of McGraw Hill in April 2024. As CFO, Mr. Sallmann is responsible for the Company’s accounting, finance, internal audit, investor relations, corporate development, tax, treasury, procurement, real estate and supply chain teams, partnering across the Company’s business units to drive the Company’s financial performance. Mr. Sallmann has over 20 years of experience developing and implementing financial and operational strategies for global organizations, with a focus on growing enterprise value and leading business transformation across a variety of industries. From August 2019 to April 2024, Mr. Sallmann served as CFO at a leading wireless technology manufacturer, Laird Connectivity. Mr. Sallmann was also CFO at a global elastomer manufacturer, Enbi Group. Prior to Enbi, Mr. Sallmann held various financial leadership roles at global diversified industrial manufacturer IDEX Corporation after spending 10 years in consulting, advisory and financial audit roles at Alvarez & Marsal and PricewaterhouseCoopers. Mr. Sallmann has a Bachelor’s degree in Finance & International Business from Indiana University.

David B. Stafford

David B. Stafford, age 63, was named General Counsel and Secretary of McGraw Hill in May 2012. As General Counsel and Secretary, he is responsible for all legal matters affecting McGraw Hill and manages McGraw Hill’s legal, compliance and risk and government affairs departments. Prior to May 2012, Mr. Stafford was Vice President and Associate General Counsel at The McGraw-Hill Companies, a former parent conglomerate of McGraw Hill, where, as a senior member of such company’s legal department, he practiced in a wide variety of legal areas, with a focus on such company’s financial information businesses. From 2006 to 2009, Mr. Stafford served as Senior Vice President, Corporate Affairs, and assistant to the Chairman and Chief Executive Officer, where he was responsible for the marketing, communications, government affairs and community relations activities of the company and advising the Chairman and Chief Executive Officer on matters involving the board of directors and management, as well as operation of the company generally. Prior to 2006, he was Associate General Counsel at The McGraw-Hill Companies. Before joining The McGraw-Hill Companies in 1992, he was an associate at two New York City law firms, where he specialized in corporate law. Mr. Stafford serves on the board of directors of the Association of American Publishers and as a Vice Chairman of the Board of Trustees of YAI Network, a not-for-profit organization that provides a variety of services to people in the New York metropolitan area who have developmental disabilities. Mr. Stafford is a graduate of Columbia University, where he received his Bachelor’s degree, and a graduate of Cornell Law School, where he received his Juris Doctor degree. He is admitted to the New York State bar.

McGraw Hill | 2026 Proxy Statement	21

Tracey Tiska

Tracey Tiska, age 56, joined McGraw Hill in 2013 and was named Chief Human Resources Officer (“CHRO”) in June 2025. As CHRO, she is responsible for all aspects of Human Resources (“HR”) globally, developing and delivering HR strategies in support of McGraw Hill’s business transformation and growth goals. Ms. Tiska most recently served as Senior Vice President, Business Segment HR, leading a team of HR business partners who serve as strategic advisors to McGraw Hill’s business segments. Formerly a Partner at global law firm Hogan Lovells, Ms. Tiska began her career with McGraw Hill in the Legal department as Associate General Counsel focusing on employment law and litigation. She then assumed the Business HR Lead role for McGraw Hill’s International group in 2018 while continuing her legal responsibilities and later added Global Professional group HR support to her team in 2022 before fully transitioning to become a member of the HR leadership team in 2023. Ms. Tiska received her Bachelor’s degree from Boston University and her Juris Doctor degree from Emory University School of Law.

22	McGraw Hill | 2026 Proxy Statement

Executive and Director Compensation

Compensation Discussion & Analysis

The Compensation Discussion and Analysis explains the compensation and benefits of our NEOs for the fiscal year ended March 31, 2026 and our related compensation objectives.

Our NEOs for the fiscal year ended March 31, 2026 were:

	Philip Moyer, President and Chief Executive Officer (“CEO”)(1)

	Simon Allen, former President and Chief Executive Officer(2)

	Robert Sallmann, Executive Vice President and Chief Financial Officer (“CFO”)

	David Cortese, Executive Vice President and Chief Digital Information Officer

	David B. Stafford, Executive Vice President and General Counsel and Secretary (“GC”)

	Tracey Tiska, Executive Vice President and Chief Human Resources Officer (“CHRO”)(3)

(1)	Mr. Moyer was appointed the Company’s President and Chief Executive Officer, effective as of the CEO Transition Date.
(2)

On December 30, 2025, Mr. Allen notified our Board of his intention to retire from his position as the Company’s President and Chief Executive Officer, effective as of the CEO Transition Date. Mr. Allen will remain with the Company as Chair of the Board.

(3)	Tracey Tiska was appointed as our Executive Vice President and Chief Human Resources Officer, effective July 23, 2025.

Compensation Objectives

Our executive compensation programs are designed to:

	attract and retain executives with the leadership skills, attributes and experience necessary to meaningfully contribute to our success and achieve the greatest possible returns for our stockholders;

	motivate executives to perform consistently at or above levels that we expect;



reward executive officers for driving short-term business performance while focusing on operational excellence to drive long-term performance by continuing to implement best practices and eliminating redundant or unnecessary practices;

	align the interests of our executives with those of the Company’s stockholders, by rewarding them for delivering on the key initiatives to position the Company as a leading digital education company;

	achieve defined EBITDA goals;

	develop an entrepreneurial culture that contributes to our continued growth, by being performance-driven, nimble and cost-conscious; and

	link compensation to the achievement of corporate and business goals that we believe best correlate with the creation of long-term stockholder value.

To achieve these objectives, our compensation program combines annual and long-term components (cash and equity) with an emphasis on long-term equity awards. We award variable compensation, including restricted stock units subject to a service condition (such vesting condition, “Time-Based Vesting,” and the restricted stock units subject to such Time-Based Vesting, “RSUs”), restricted stock units subject to a service condition and performance condition (such vesting condition, “Performance-Based Vesting,” and the restricted stock units subject to such Performance-Based Vesting, “PSUs”) and stock options, where a meaningful portion is subject to Performance-Based Vesting (which, for stock options, also includes a market condition), and an annual incentive cash bonus program tied to the achievement of key financial operating objectives, all to enhance alignment of the interests of our NEOs and the interests of our stockholders.

McGraw Hill | 2026 Proxy Statement	23

Compensation Committee

Prior to our initial public offering in July 2025, select members of our management team were principally responsible for establishing our compensation programs and making decisions relating to our compensation programs (or making recommendations for final approval by our board of directors). In connection with our initial public offering, the Compensation Committee of our Board was constituted and is currently comprised of four members of our Board. The Compensation Committee’s primary responsibilities are to review and approve corporate goals and objectives relevant to the compensation of the CEO and the other executive officers of the Company, to evaluate the performance of the CEO and the other executive officers in light of such goals and objectives, to determine and approve the compensation of the CEO and the other executive officers, to make recommendations to the full Board with respect to our compensation plans that are subject to Board approval and to oversee the Company’s overall compensation structure, policies and programs. The Compensation Committee may establish, and delegate authority to, subcommittees consisting of one or more of its members as the Compensation Committee deems appropriate to carry out its responsibilities and exercise its powers except to the extent prohibited under the rules and regulations of the SEC or the NYSE.

The Compensation Committee generally reviews the compensation of our executive officers in the first quarter of each year to determine if any adjustments are needed or appropriate and approves any adjustments thereto. In making decisions about the compensation of our executive officers, the Compensation Committee takes a well-rounded approach that considers a number of factors, which may include:

	comprehensive proxy and survey data on the compensation of executive officers at similar companies; and

	internal pay-equity considerations and achievement of performance targets intended to drive value.

These factors provide a framework for decision-making regarding compensation opportunities and final compensation determinations for each executive officer. No single factor is determinative in the Compensation Committee’s decision-making or weighted in any predetermined manner. Rather, the Compensation Committee members arrive at compensation decisions after considering relevant factors in light of their individual experience, business judgment and knowledge of the Company, each executive officer, and the competitive market.

Role of Executive Officers

Our executive compensation programs are administered by our Compensation Committee with respect to our CEO and, with respect to all other executive officers (including our NEOs other than the CEO), by our Compensation Committee following consultation with our CEO. Management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s recommendations and viewpoints with respect to adjustments to salary and equity incentive opportunities, program structures and other compensation-related matters for our executive officers, other than with respect to the CEO’s own compensation. The Compensation Committee considers these recommendations as one factor in determining the compensation of our executive officers.

Role of Compensation Consultant

The Company has engaged Compensia, Inc., a nationally recognized compensation consulting firm (“Compensia”), to serve as its independent compensation consultant and advise our Compensation Committee with respect to the structure of our executive and equity compensation programs and the compensation levels for our executive officers when compared to our peers and to provide other advice with respect to our executive officer and director compensation programs. The Compensation Committee has assessed, and periodically confirms, the necessary criteria and has determined that the engagement of Compensia does not raise any conflicts of interest or other similar concerns.

24	McGraw Hill | 2026 Proxy Statement

Benchmarking and Peer Group Data

For purposes of comparing our executive compensation against the competitive market, our Board (as of prior to our initial public offering) and our Compensation Committee (following our initial public offering) reviewed and considered the compensation levels and practices of a group of comparable companies. During much of the fiscal year ended March 31, 2026, we referenced the following compensation peer group, for purposes of understanding the competitive market, which was formally approved by our Compensation Committee in October 2025. In developing a compensation peer group in consultation with Compensia, peer companies were selected on the basis of similarity to our strategic business focus as a subscription-based, content-focused, tech-enabled, provider of digital products and services designed for users but purchased by experts, as well as the executive labor market and whether they were within a competitive range of revenue and market capitalization. The peer group was further refined by considering the education industry and revenue growth outlook.

2026 PEER GROUP

Blackbaud, Inc.	John Wiley & Sons, Inc.	PTC Inc.

Coursera, Inc.	Morningstar, Inc.	Scholastic Corporation

Duolingo, Inc.	The New York Times Company	Stride, Inc.

FactSet Research Systems Inc.	Pearson plc	Tyler Technologies, Inc.

Informa plc	Pegasystems Inc.	Ziff Davis, Inc.

Components of Compensation for the Fiscal Year Ended March 31, 2026

For the fiscal year ended March 31, 2026, the principal elements of our executive compensation programs were as follows:

Compensation Element	Brief Description	Objective

Base Salary	Fixed compensation.	Provide a competitive, fixed level of cash compensation appropriate to the individual’s responsibilities and role scope to attract and retain executive talent.

Annual Incentive Plan	Variable cash compensation earned based on achieving pre-established annual goals tied to Adjusted EBITDA (as defined below).	Motivate and reward executives responsible for our business performance to drive value creation, promote our mission and grow the company.

Equity Awards (pursuant to the McGraw Hill, Inc. 2025 Stock Incentive Plan)	Non-qualified stock options, RSUs and PSUs.	Align the interests of executives and other key employees with long-term stockholder value creation.

We provide our NEOs with retirement benefits, limited perquisites and other fringe benefits, including access to health and welfare plans that are also available to our employees generally. In addition, our NEOs are eligible to participate in a market-competitive severance policy intended to provide a reasonable level of income protection.

McGraw Hill | 2026 Proxy Statement	25

The following discussion provides further details on these executive compensation programs.

Base Salaries

In determining base salaries for the fiscal year ended March 31, 2026, both in connection with our annual salary review and, for each newly hired executive, upon their commencement of employment with the Company, we reviewed relevant compensation market data to obtain a general understanding of market practices for comparable roles to design a competitive executive compensation program. We also consider market conditions, Company performance and an executive officer’s individual salary history, job responsibilities, performance, qualifications and skills in determining individual compensation levels. Following a review of such factors, we determined it was appropriate to increase each of Messrs. Cortese’s and Stafford’s base salaries to $525,000 from $500,000 and $486,250, respectively, effective July 1, 2025. In connection with the hiring of Philip Moyer as our President and Chief Executive Officer, our Compensation Committee and Board approved a base salary for Mr. Moyer of $1,200,000. No other changes were made to our NEOs’ base salaries during the fiscal year ended March 31, 2026. However, effective as of the CEO Transition Date, Mr. Allen ceased receiving his base salary and instead began receiving payments as Chair of the Board and pursuant to his transition agreement. For additional information regarding Mr. Allen’s transition payments and benefits, please see the section titled, “Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements.”

For the fiscal year ended March 31, 2026, the annual base salaries for our NEOs were as follows:

Name	Base Salary for the Year Ended March 31, 2026

Philip Moyer	$1,200,000

Simon Allen(1)	$1,266,710

Robert Sallmann	$600,000

David Cortese(2)	$525,000

David B. Stafford(2)	$525,000

Tracey Tiska	$430,000

(1)

Represents Mr. Allen’s base salary during the fiscal year ended March 31, 2026, prior to his transition to Chair of the Board effective as of the CEO Transition Date. All amounts paid to Mr. Allen were paid in British pound sterling. For purposes of this Compensation Discussion and Analysis, all amounts paid to Mr. Allen were converted to U.S. dollars based on the conversion rate of USD 1.333 to 1 GBP.

(2)	Messrs. Cortese’s and Stafford’s base salaries were increased to $525,000 from $500,000 and $486,250, respectively, effective July 1, 2025.

Annual Incentive Plan (AIP) for the Fiscal Year Ended March 31, 2026

Our Annual Incentive Plan (the “AIP”) is intended to:

	award short-term cash incentives for the achievement of performance measures linked to our Company’s strategic goals and objectives;

	attract, motivate and retain professional and managerial talent of outstanding ability by providing cash incentive award opportunities to key employees on an annual basis; and



foster a high-performance culture focused on Company-wide results by aligning annual cash incentive award opportunities to a common set of key corporate performance metrics to maximize the Company’s overall performance.

On April 23, 2025, the Compensation Committee approved the pool funding level and performance metrics under the AIP for the fiscal year ended March 31, 2026.

26	McGraw Hill | 2026 Proxy Statement

For the fiscal year ended March 31, 2026, the incentive pool target was based on the level of achievement of our Company-wide annual Adjusted EBITDA goal as compared to our annual target “Adjusted EBITDA” goal, as follows:

AIP EBITDA Table

Annual Adjusted EBITDA achieved compared to target goal:	Pool Funding:

Less than $655.38 million	No funding

Greater than or equal to $655.38 million but less than $728.2 million	Linear interpolation between 50% and 100%

$728.2 million (target)	100%

Greater than $728.2 million, but less than $801.02 million	Linear interpolation between 100% and 150%

$801.02 million or greater	150%

Adjusted EBITDA results for the fiscal year ended March 31, 2026 were finalized and pool funding was approved by the Compensation Committee in June 2026. Adjusted EBITDA for purposes of the AIP was approximately $744.3 million, which corresponded to a 111% pool funding level, prior to adjusting for extraordinary events. In accordance with the terms of the Plan, the Compensation Committee determined that the pool should instead be funded at 120%, based on adjustments for extraordinary or non-recurring events reviewed and approved by the CFO (including, but not limited to, adjustments related to the changes to our relationship with StudySync and certain Persian Gulf shipment delays).

For purposes of the AIP, “Adjusted EBITDA” is defined as net income (loss) from continuing operations plus interest expense (income), net, income tax provision (benefit), depreciation and amortization, restructuring and cost savings implementation charges, advisory fees paid to Platinum Advisors pursuant to the Advisory Agreement (which was terminated on July 25, 2025 in connection with the consummation of our initial public offering), impairment charges, transaction and integration costs, stock-based compensation, (gain) loss on extinguishment of debt and the impact of earnings or charges resulting from matters that we do not consider indicative of our ongoing operations. A reconciliation of this non-GAAP measure to the most comparable GAAP measure is provided in Exhibit A to this Proxy Statement.

We also reserve the right to set aside a portion of the pool to use in our discretion to award special one-time payments in recognition of any employees who made significant contributions to strategic objectives and projects during the fiscal year. This discretion was exercised for performance in fiscal year ended March 31, 2026, as further described below, under the heading “Incremental Bonuses”.

Individual allocations to our NEOs other than our CEO are based on the determinations and approval of the Compensation Committee in consultation with the CEO. Our CEO’s bonus achievement is subject to the review and approval of our Compensation Committee.

For the fiscal year ended March 31, 2026, we reviewed the target annual cash bonus opportunities of our executive officers, taking into consideration a competitive market analysis prepared by Compensia and the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity), and determined that the target bonus opportunity for Messrs. Sallmann and Cortese should be increased from 50% to 65% and 60% of base salary, respectively, effective as of July 1, 2025. The target bonus opportunities for each of Messrs. Allen and Stafford and Ms. Tiska remained unchanged at 150%, 60% and 50%, respectively. The actual annual bonus opportunities for each NEO are determined based on their annual base salary in effect as of March 31, 2026. The

McGraw Hill | 2026 Proxy Statement	27

following table sets forth each of our NEOs’ target and achieved bonus amounts under the AIP for the fiscal year ended March 31, 2026:

Name	2026 AIP Target Bonus		2026 AIP Actual Bonus

Philip Moyer(1)	$1,800,000		$301,808

Simon Allen(2)	$1,900,065		$2,280,078

Robert Sallmann	$390,000	(3)	$441,074

David Cortese	$315,000	(3)	$362,293

David B. Stafford	$315,000		$378,000

Tracey Tiska(4)	$215,000		$243,368

(1)	Mr. Moyer’s bonus under the AIP for the fiscal year ended March 31, 2026 was pro-rated to reflect the portion of the time he was employed during such fiscal year.
(2)

Mr. Allen’s target bonus amount under the AIP as reflected in this table assumes the conversion of his annual base salary from British pound sterling to U.S. dollars based on the conversion rate of USD 1.333 to 1 GBP. The bonus actually paid to Mr. Allen under the AIP was in British pound sterling and as reflected in this table was converted to U.S. dollars based on the conversion rate of USD 1.333 to 1 GBP, which was the conversion rate in effect as of the date such bonus was actually paid. Pursuant to Mr. Allen’s transition agreement, he remained entitled to receive his full target bonus for the fiscal year ended March 31, 2026, as though he had remained a full-time employee of the Company, subject to his continued service on the Board.

(3)

For each of Messrs. Sallmann and Cortese, the 2026 AIP Target Bonus opportunity is pro-rated to reflect the increase to their target annual bonus opportunity from 50% to 65% and 60% of base salary, respectively, effective as of July 1, 2025.

(4)	Ms. Tiska’s bonus under the AIP for the fiscal year ended March 31, 2026 was pro-rated to reflect the portion of the time she was employed as CHRO during such fiscal year.

Incremental Bonuses

On June 1, 2026, our Compensation Committee approved the following additional bonus amounts for their performance in the fiscal year ended March 31, 2026 for each of Messrs. Sallmann, Cortese and Stafford and Ms. Tiska. These amounts, which will be paid on June 15, 2026, were incremental to their payouts under the AIP and represent the amount that would have been paid had the AIP targets not been pro-rated for Messrs. Cortese and Sallmann and Ms. Tiska, as well as additional amounts based on their performance and in recognition of their extraordinary individual contributions in connection with the initial public offering process:

Name	2026 Incremental Bonus

Robert Sallmann	$143,926

David Cortese	$109,707

David B. Stafford	$94,000

Tracey Tiska	$79,632

Long-Term Incentive Plans

McGraw Hill, Inc. Stock Incentive Plan

Pursuant to the McGraw Hill, Inc. (formerly known as Mav Holding Corporation) Stock Incentive Plan (the “2021 Plan”), we were authorized to grant equity awards to the Company’s key employees, including our NEOs. In connection with our initial public offering, the 2021 Plan was superseded by, and our Board adopted, and our stockholders approved, the 2025 Stock Incentive Plan (the “2025 Plan”), which became effective upon the completion of such offering and replaced the 2021 Plan. All equity awards made at the time of or following our initial public offering were made pursuant to our 2025 Plan. The purpose of the 2025 Plan is to assist the Company in attracting, retaining, motivating and rewarding certain employees, officers and directors of the Company and its affiliates and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of the stockholders.

28	McGraw Hill | 2026 Proxy Statement

In connection with our initial public offering, our Board reviewed the long-term incentive opportunities of our NEOs, taking into consideration a competitive market analysis prepared by Compensia and the recommendations of our CEO (other than with respect to himself) and granted to each of Mr. Stafford and Ms. Tiska options to purchase shares of our Common Stock with an exercise price of $17.00, which was the grant date fair value of a share of our Common Stock as of our initial public offering, as set forth below. In addition, in connection with Mr. Moyer’s appointment as CEO, our Board approved the grant to him of the RSUs and PSUs set forth below.

Name	Time-Based Vesting Options	Performance-Based Vesting Options	RSUs		PSUs

Philip Moyer	—	—	385,966	(1)	277,585

Simon Allen	—	—	—		—

Robert Sallmann	—	—	—		—

David Cortese	—	—	—		—

David B. Stafford	31,061	31,060	—		—

Tracey Tiska	22,217	22,216	—		—

(1)

A portion of this grant reflects Matching RSUs issued in connection with a purchase by Mr. Moyer of an equivalent number of shares of the Company, as further described below under the heading “CEO New Hire Equity Awards.”

Equity Awards to Non-CEO NEOs

With respect to stock options granted to each of Mr. Stafford and Ms. Tiska in connection with our initial public offering, fifty percent (50%) of the stock options are subject to Time-Based Vesting and will vest in five (5) equal annual installments beginning on the first anniversary of the vesting commencement date specified in the applicable award agreement. The remaining fifty percent (50%) of these stock options are subject to Performance-Based Vesting, vesting only after the occurrence of a “change in control” or disposition subsequent to our initial public offering, and a market condition, defined as the investment funds advised by Platinum Advisors realizing a pre-tax, cash-on-cash return equal to a multiple of their invested capital with respect to the Company of at least 2.0 times, subject to continued employment with the Company through the date of such event.

CEO New Hire Equity Awards

In connection with the commencement of Mr. Moyer’s employment, Mr. Moyer was granted 277,585 RSUs that will vest in three (3) equal annual installments (beginning on the first anniversary of Mr. Moyer’s start date of February 9, 2026 (the “Vesting Commencement Date”) (the “Sign-On RSUs”) and 277,585 PSUs (the “Sign-On PSUs” and, together with the Sign-On RSUs, the “Initial Equity Award”) with either 25%, 50%, 75% or 100% of the PSUs vesting upon the achievement of a volume-weighted average price of the Company’s Common Stock (the “VWAP”) of $28.00, $32.00, $38.00 or $40.00 (each such share price, a “Target Share Price”), respectively (subject to continued employment with the Company through the date of such event). Target Share Price achievement will be measured based on the VWAP during the twenty trading days immediately preceding the third anniversary of the Vesting Commencement Date (the “PSU Vesting Date”), and subsequently based on the VWAP during any twenty consecutive trading day period occurring within each of the first eight quarterly anniversaries immediately following the PSU Vesting Date, provided that Mr. Moyer has not experienced a termination as of the last day of each such quarterly anniversary. Any Sign-On PSUs that remain unvested as of the fifth anniversary of the Vesting Commencement Date will be forfeited.

In addition to the Initial Equity Award, Mr. Moyer was also provided an opportunity to purchase under the 2025 Plan up to $1,500,000 worth of shares of the Company’s Common Stock on February 17, 2026, and subsequently purchased 108,381 shares at a price of $13.84 per share. He received an equal number of RSUs on the same date such shares were purchased (the “Matching RSUs”), with one-third of the Matching RSUs vesting on the grant date, and the remaining two-thirds vesting in equal installments on the first and second anniversaries of the Vesting Commencement Date, subject to Mr. Moyer’s continued service on such dates.

McGraw Hill | 2026 Proxy Statement	29

Awards granted under the 2025 Plan, to the extent not vested, generally terminate upon a termination of employment. However, in the event Mr. Moyer experiences an involuntary termination without cause (and other than due to death or disability) or resigns for good reason (such termination, a “qualifying termination”), Mr. Moyer will vest in the number of Sign-On RSUs that would have vested on the next regularly scheduled vesting date had his employment not been terminated, and if such “qualifying termination” occurs before the PSU Vesting Date, a pro-rated number of the Sign-On PSUs (based on the number of days in the performance period Mr. Moyer is employed) will remain outstanding and eligible to vest on the PSU Vesting Date if (and to the extent that) the applicable Target Share Price hurdles are met, as though no such termination of employment occurred.

If Mr. Moyer’s employment is terminated in connection with a Change in Control (as defined in the 2025 Plan) in which the Initial Equity Award and Matching RSUs are assumed or substituted by the acquiror, such awards will accelerate on a “double trigger” basis such that if Mr. Moyer’s employment with the Company is terminated by the Company without “cause” within the first 12-month period following such Change in Control, then any such assumed or substituted award held by Mr. Moyer that is then unvested will fully vest. Any assumption or substitution by an acquiror of the Sign-On PSUs would generally be determined based on actual performance and would remain subject to a service condition through the end of the PSU Vesting Date. If the Initial Equity Award and Matching RSUs are not assumed or substituted by the acquiror in connection with a Change in Control, then the portion of such awards that is then unvested will fully vest, with the vesting of the Sign-On PSUs determined based on actual performance.

Annual Equity Awards for Fiscal Year Ending March 31, 2027

In April 2026, as part of our compensation determinations for fiscal year 2027, following the review of the compensation market data as prepared by Compensia, our Compensation Committee and, as appropriate, our Board approved the grant of our first set of annual equity grants following our initial public offering, which, for our NEOs, other than Mr. Moyer (who did not receive an annual equity grant for fiscal year 2027, as he had then recently joined the Company and received the Initial Equity Award and the Matching RSUs) and Mr. Allen (who had already retired as President and CEO), were comprised of grants of fifty percent (50%) RSUs and fifty percent (50%) PSUs.

Corporate Governance Policies

Stock Ownership Guidelines

Our stock ownership guidelines apply to our NEOs and certain non-employee directors and require each of our executive officers to own shares equal in value to a multiple of base salary, specifically, five times salary for the CEO and two times salary for the other executive officers. Under our stock ownership guidelines, shares do not count towards satisfaction of the ownership guidelines with respect to (i) unexercised stock options (whether vested or unvested) and (ii) unearned performance awards. Compliance is assessed annually. If, at the compliance measurement date, the executive officer fails to achieve or maintain the applicable minimum ownership requirement, then until such officer is in compliance with the guidelines, he or she is required to retain 50% of the shares received pursuant to any equity-based incentive plan maintained by the Company (such as the 2021 Plan and the 2025 Plan), after shares are sold or netted to pay the applicable exercise price and withholding taxes from company equity awards. Each of the NEOs (other than Mr. Stafford) has not yet met the stock ownership guidelines as of the date hereof. Mr. Moyer’s compliance with the guidelines will be measured in April 2027.

Clawback Policy

On July 23, 2025, the Company adopted the Required Clawback Policy that complies with recently enacted SEC rules and NYSE listing standards. The policy requires the Company to recoup incentive-based compensation from our NEOs if the Company issues a restatement of its financial statements, to the extent such incentive-based compensation received by the individual exceeds the amount the individual would have received based on the restated financial statements.

30	McGraw Hill | 2026 Proxy Statement

Internal Revenue Code Section 162(m)

Under Code Section 162(m), a publicly held corporation cannot take a federal income tax deduction for compensation exceeding $1 million per person in any taxable year for its chief executive officer, chief financial officer and other three most highly compensated executive officers (each, a “Covered Person”). In addition, once an individual becomes a Covered Person for any taxable year, that individual will remain a Covered Person for all future years, including following any termination of employment.

While our Compensation Committee will consider the anticipated tax treatment to us and our executive officers as one factor when reviewing our executive compensation and other compensation programs, the Compensation Committee will also look at other factors in making its decisions, as noted above, and retains full authority to approve compensation arrangements for our executive officers that are not fully deductible under Section 162(m) when it believes that other considerations outweigh the tax deductibility of the compensation.

Severance Benefits

We are obligated to pay severance or other enhanced benefits to our NEOs upon certain terminations of their employment. Our severance program is designed to promote loyalty and to provide executives with security and reasonable compensation upon an involuntary termination of employment.

Our NEOs are eligible to participate in the McGraw-Hill Education, Inc. Executive Severance Plan (the “Executive Severance Plan”), which provides severance benefits equal to one year of base salary (18 months for Mr. Moyer), as well as continuation of benefits for up to one year (or 18 months for Mr. Moyer). In order to receive severance benefits under the Executive Severance Plan, the executive must either be terminated by the Company without “cause” or resign for “good reason” (as such terms are defined in the Executive Severance Plan or, as applicable, the executive’s employment agreement). Under Mr. Moyer’s employment agreement, in addition to the severance benefits under the Executive Severance Plan noted above, in the event of a termination of his employment by the Company without “cause” or if he resigns for “good reason,” he will be entitled to a pro-rated annual bonus payment for the fiscal year in which the termination date occurs, determined based on actual performance and payable at such time that annual bonuses are paid to the Company’s other executive officers.

Effective May 8, 2018, the Executive Severance Plan was amended and restated pursuant to the adoption of the McGraw-Hill Education, Inc. Founding Executive Severance Plan (the “A&R Executive Severance Plan”), but only with respect to certain executives identified as participants, including Messrs. Allen and Stafford. With respect to employees eligible under the Executive Severance Plan who were not identified as participants in the A&R Executive Severance Plan, the terms of the Executive Severance Plan continued to apply. Additional participants under the A&R Executive Severance Plan may be designated by the Board. The A&R Executive Severance Plan provides severance benefits upon a termination by the Company without “cause” or resignation by the executive for “good reason,” subject to a release of claims by the executive, as follows: (i) continued eligibility to receive the prior-year bonus (if not already paid); (ii) cash severance payable in respect of a minimum 12-month severance period and maximum 18-month severance period (with cash severance in excess of 12 months payable as described below) equal to the sum of (x) 0.90 multiplied by the participant’s monthly base salary multiplied by years of service (up to 20 years), plus (y) target annual bonus (the “Cash Severance”); (iii) a pro-rata bonus, determined based on actual performance assuming the bonus was only subject to financial or other objective criteria; and (iv) continuation of benefits for up to 12 months. If the determination of a participant’s Cash Severance in accordance with the formula would result in more than 12 months of severance, then the participant would receive a lump sum payment in cash within 30 days of the one-year anniversary of the qualifying termination of employment equal to 110% of the Cash Severance payable in respect of the period in excess of 12 months. The A&R Executive Severance Plan did not modify the definitions of “cause” and “good reason” in the Executive Severance Plan. If the participants in the A&R Executive Severance Plan experience a termination of employment due to death or disability, they would be entitled to severance equal to any prior year’s bonus (if not already paid) and a pro-rata bonus for the year in which the termination occurs, determined based on actual performance assuming the bonus was only subject to financial or other objective criteria.

McGraw Hill | 2026 Proxy Statement	31

Both the Executive Severance Plan and the A&R Executive Severance Plan contain restrictive covenants, including an indefinite confidentiality provision, intellectual property assignment, an indefinite non-disparagement
and a
one-year
post termination
non-compete
and
non-solicitation
of employees and customers.
In addition, under the terms of our AIP, if an NEO’s employment is terminated following the completion of a fiscal year due to a position elimination, and such NEO was an active employee at the end of a fiscal year, the NEO will be entitled to receive an AIP payment for the completed fiscal year, conditioned on the execution of a release of claims.
In connection with his retirement from the Company as President and CEO, Mr. Allen did not receive any severance benefits under the A&R Executive Severance Plan. Subsequent to Mr. Allen’s notifying the Board of his intention to retire as President and CEO, the Company entered into a transition agreement with Mr. Allen. For additional information regarding Mr. Allen’s transition agreement, please see the section below titled “Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements.”
Policies and Practices Related to the Grant of Certain Equity Awards
We do not maintain a formal policy or guidelines relating to the grant of stock options close in time to the release of material nonpublic information, and we generally do not intend to regularly grant stock options in the future. In the event that our Compensation Committee becomes aware of material nonpublic information prior to granting stock options, the Compensation Committee will take the existence of such information into consideration in determining whether to delay the grant of stock options. For the fiscal year ended March 31, 2026, we did not grant awards of stock options to our executive officers within four business days before or one business day after the release of a quarterly report on Form 10-Q, our annual report on Form 10-K or a current report on Form 8-K disclosing material nonpublic information.
Retirement Benefits
Each NEO (other than Mr. Allen) participates in our 401(k) plan, which is a qualified defined contribution plan available to our employees generally.
Health and Welfare Benefits and Perquisites
Our NEOs participate in our health and welfare benefit plans, which are also available to our employees generally (including for our retired employee in the United Kingdom, Simon Allen). Our health and welfare benefit plans include medical insurance, dental insurance, life insurance, accidental death and dismemberment insurance and short-term and long-term disability insurance.
We promote a culture of wellness for our employees and executives and take steps to actively encourage participation in these programs. We provide our NEOs personalized preventive healthcare through EHE Health and provide Mr. Stafford supplemental benefits under the Management Supplemental Death & Disability Benefit plan. We offer such preventative healthcare benefits to provide our NEOs and other key employees with a reasonable level of financial support in the event of illness or injury, to enhance productivity and job satisfaction and to remain competitive in the marketplace.
We do not maintain any other executive-specific perquisite programs.
Employment Agreements
There is an employment agreement in effect for Mr. Moyer, and there was an employment agreement in effect for Mr. Allen prior to his transition. None of our other NEOs have employment agreements. For information on the specific terms and conditions of our agreement with Mr. Moyer, see “Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

32	McGraw Hill | 2026 Proxy Statement

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Board’s Role in Risk Oversight

The Board oversees the Company’s risk management and has delegated this authority to the Compensation Committee. The Compensation Committee has reviewed the Company’s compensation policies as generally applicable to employees and executives and believes that such policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. We believe that the Company’s leadership and compensation structure enhances risk oversight, including through the implementation of a clawback policy, paying NEOs competitive salaries, thus mitigating the need to take significant risks to earn compensation commensurate to their position, awarding NEOs a mix of cash bonuses and equity awards each year and implementing our stock ownership guidelines.

Submitted by the members of the Compensation Committee:

	Matthew Louie (Chair)

	Nicholas Colagiovanni

	Jacob Kotzubei

	Steven S. Reinemund

McGraw Hill | 2026 Proxy Statement	33

Summary Compensation Table for the Fiscal Year Ended March 31, 2026

The following table sets forth the compensation of our NEOs for the fiscal year ended March 31, 2026:

Summary Compensation Table

Name and principal position	Year Ended March 31	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)		Total ($)

Philip Moyer President and Chief Executive Officer	2026	175,000	1,250,000	6,552,040	—	301,808	12,000	(8)	8,290,848

Simon Allen(1) Former President and Chief Executive Officer	2026	1,081,981	—	—	—	2,280,078	39,503	(9)	3,401,562
	2025	1,186,317	—	—	—	2,900,557	—		4,086,874

Robert Sallmann Executive Vice President and Chief Financial Officer	2026	600,000	143,926	—	—	441,074	17,542		1,202,542
	2025	577,273	144,246	—	4,877,963	432,740	16,600		6,048,822

David Cortese Executive Vice President and Chief Digital Information Officer	2026	518,750	109,707	—	—	362,293	21,113		1,011,863
	2025	490,530	122,603	—	3,121,897	367,808	15,767		4,118,605

David B. Stafford Executive Vice President, General Counsel and Secretary	2026	515,313	94,000	—	371,796	378,000	8,492		1,367,601
	2025	480,000	—	—	—	437,625	14,951		932,576

Tracey Tiska Executive Vice President, Chief Human Resources Officer	2026	417,515	79,632	—	265,934	243,368	12,680		1,019,129

(1)	Mr. Allen’s cash compensation was paid in British pound sterling and converted to U.S. dollars using the conversion rate of USD 1.333 to 1 GBP.
(2)

The salary information disclosed in this column reflects the annual base salary earned during the applicable fiscal year. Mr. Moyer’s cash compensation was pro-rated to reflect the portion of the year he was employed by the Company.

(3)

The amount shown in the Bonus column for the fiscal year ended March 31, 2026 for Mr. Moyer reflects payment of the first installment of his Sign-On Bonus (as defined below) and for each of Messrs. Sallmann, Cortese and Stafford and Ms. Tiska reflect bonus amounts received incremental to payouts under our AIP based on performance and recognition of their extraordinary individual contributions in connection with the initial public offering process.

(4)

The amounts in the “Stock Awards” column represent the aggregate grant date fair values of RSUs and PSUs granted to the NEOs during the applicable fiscal year, calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“FASB ASC”) Topic 718, without regard to estimated forfeiture rates. Awards granted during the fiscal year ended March 31, 2026 include RSUs, which are subject to Time-Based Vesting, and PSUs, which are subject to Performance-Based Vesting. For RSUs, the grant date fair value is calculated by multiplying the Company’s stock price on the date of grant by the number of shares underlying the RSU award. For PSUs, the grant date fair value is calculated using a Monte Carlo simulation model, which incorporates the probability of achieving the market condition at the time of grant. The grant date fair value of the PSUs, assuming achievement at the highest level of performance, would be $1,523,942 for Mr. Moyer. For additional information regarding the valuation assumptions and methodology used to determine such amounts, please see Note 14, “Stock-Based Compensation,” to our audited consolidated financial statements included in the Annual Report on Form 10-K for Fiscal Year ended March 31, 2026.

(5)

The amounts reported in this column represent the aggregate grant date fair value of stock options granted to the NEOs during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service conditions and do not necessarily correspond to the actual value that might be realized by the NEOs, which depends on the market value of our Common Stock on a date in the future when the stock options are exercised. One-half of the stock options granted to each NEO is subject to Time-Based Vesting and one-half is subject to Performance-Based Vesting. The grant date fair value of the Time-Based Vesting stock options is calculated using the Black-Scholes option pricing model. The grant date fair value of the Performance-Based Vesting stock options is calculated using a Monte Carlo simulation model, which incorporates the probability of achieving the market condition at the time of grant and is consistent with our estimate of the aggregate compensation cost to be recognized over the vesting period determined in accordance with FASB ASC Topic 718. The grant date fair value of the Performance-Based Vesting stock options, assuming achievement at the highest level of performance, would be $136,975 and $97,973 for Mr. Stafford and Ms. Tiska, respectively. For additional information, including a discussion of the assumptions used to calculate these values, see Note 14, “Stock-Based Compensation,” to our audited consolidated financial statements included in the Annual Report on Form 10-K for Fiscal Year ended March 31, 2026.

34	McGraw Hill | 2026 Proxy Statement

(6)

The amounts reported in this column represent the bonuses earned with respect to the applicable fiscal year by each NEO pursuant to our AIP. With respect to the fiscal year ended March 31, 2026, these amounts will be paid on June 15, 2026. Pursuant to Mr. Allen’s transition agreement, he remained eligible to receive his full target bonus pursuant to the AIP, as though he had remained a full-time employee of the Company, subject to his continued service on the Board. For additional information on our AIP generally, see “Components of Compensation for the Fiscal Year Ended March 31, 2026-Annual Incentive Plan (AIP) for the Fiscal Year Ended March 31, 2026” above. For additional information regarding Mr. Allen’s transition payments and benefits, please see the section titled “Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements” below.

(7)

The amounts shown in this column include for each NEO, other than Mr. Allen, the cost of the matching contributions to our tax-qualified retirement plan received by the NEOs during the fiscal year ended March 31, 2026. The amount shown for each of Messrs. Sallmann and Cortese also includes (i) a $5,150 allowance for an annual physical and (ii) a $300 allowance for tax preparation services.

(8)	The amount shown for Mr. Moyer also includes $6,000 (prorated) in respect of his monthly housing stipend.
(9)

The amount shown for Mr. Allen, whose employment ended as of the CEO Transition Date, includes the following payments and benefits he received during the fiscal year ended March 31, 2026 and pursuant to his transition agreement: (i) $13,890 in respect of his annual retainer as a director, pro-rated for the portion of the first quarter following the CEO Transition Date; (ii) $23,613 in respect of his supplemental quarterly transition payment, pro-rated for the portion of the first quarter following the CEO Transition Date; and (iii) $2,000 in respect of external tax provider services provided through the Company. For additional information regarding Mr. Allen’s transition payments and benefits, please see the sections titled “Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements” and “Potential Payments upon Termination or Change in Control” below.

Grants of Plan-Based Awards Table for the Fiscal Year Ended March 31, 2026

The following table includes each grant of an award made to our NEOs in the fiscal year ended March 31, 2026 under any equity-based and non-equity incentive plan:

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)		Maximum ($)

Philip Moyer	(1)	900,000	1,800,000	2,700,000	—	—		—	—		—		—	—
	2/9/2026	—	—	—	69,396	277,585	(4)	277,585	277,585	(5)	—		—	5,052,047	(2)
	2/17/2026	—	—	—	—	—		—	108,381	(6)	—		—	0
	2/17/2026	—	—	—	—	—		—	108,381	(7)	—		—	1,499,993	(2)

Simon Allen	(1)	950,033	1,900,065	2,850,098	—	—		—	—		—		—	—

Robert Sallmann	(1)	195,000	390,000	585,000	—	—		—	—		—		—	—

David Cortese	(1)	157,500	315,000	472,500	—	—		—	—		—		—	—

David B. Stafford	(1)	157,500	315,000	472,500	—	—		—	—		—		—	—
	7/23/2025	—	—	—	—	31,060	(8)	—	—		31,061	(9)	17.00	371,796	(3)

Tracey Tiska	(1)	107,500	215,000	322,500	—	—		—	—		—		—	—
	7/23/2025	—	—	—	—	22,216	(8)	—	—		22,217	(9)	17.00	265,934	(3)

(1)

Represents the threshold, target and maximum value of the annual incentive awards that could have been earned by the NEOs under the AIP for the fiscal year ended March 31, 2026. For a discussion of the terms of the AIP and the amounts earned thereunder by the NEOs for the fiscal year ended March 31, 2026, see “Components of Compensation for the Fiscal Year Ended March 31, 2026-Annual Incentive Plan (AIP) for the Fiscal Year Ended March 31, 2026” above.

(2)

The amounts reported in this column for the RSUs granted to our NEOs represent the aggregate grant date fair values of RSUs and PSUs granted to the NEOs during the applicable fiscal year, calculated in accordance with the FASB ASC Topic 718, without regard to estimated forfeiture rates. Awards granted during the fiscal year ended March 31, 2026 include RSUs, which are subject to Time-Based Vesting, and PSUs, which are subject to Performance-Based Vesting. For RSUs, the grant date fair value is calculated by multiplying the Company’s stock price on the date of grant by the number of shares underlying the RSU award. For PSUs, the grant date fair value is calculated using a Monte Carlo simulation model, which incorporates the probability of achieving the market condition at the time of grant. The grant date fair value of the PSUs, assuming achievement at the highest level of performance, would be $1,523,942 for Mr. Moyer. For additional information regarding the valuation assumptions and methodology used to determine such amounts, please see Note 14, “Stock-Based Compensation,” to our audited consolidated financial statements included in the Annual Report on Form 10-K for Fiscal Year ended March 31, 2026.

McGraw Hill | 2026 Proxy Statement	35

(3)

The amounts reported in this column for the stock options granted to our NEOs represent the aggregate grant date fair value of stock options granted to the NEOs during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service conditions, and do not necessarily correspond to the actual value that might be realized by the NEOs, which depends on the market value of our Common Stock on a date in the future when the stock options are exercised. One-half of the stock options granted to each NEO is subject to Time-Based Vesting and one-half is subject to Performance-Based Vesting. The grant date fair value of the Time-Based Vesting stock options is calculated using the Black-Scholes option pricing model. The grant date fair value of the Performance-Based Vesting stock options is calculated using a Monte Carlo simulation model which incorporates the probability of achieving the market condition at the time of grant and is consistent with our estimate of the aggregate compensation cost to be recognized over the vesting period determined in accordance with FASB ASC Topic 718. The grant date fair value of the Performance-Based Vesting stock options, assuming achievement at the highest level of performance, would be $136,975 and $97,973 for Mr. Stafford and Ms. Tiska, respectively. For additional information, including a discussion of the assumptions used to calculate these values, see Note 14, “Stock-Based Compensation,” to our audited consolidated financial statements included in the Annual Report on Form 10-K for Fiscal Year ended March 31, 2026.

(4)

These PSUs are subject to Performance-Based Vesting, with either 25%, 50%, 75% or 100% of the PSUs vesting upon the achievement of a VWAP during the twenty trading days immediately preceding February 9, 2029 of $28.00, $32.00, $38.00 or $40.00, respectively, and subsequently based on the VWAP during any twenty consecutive trading day period occurring within each of the first eight quarterly anniversaries immediately following February 9, 2029, provided that Mr. Moyer has not experienced a termination as of the last day of each such quarterly anniversary; provided further, that, any such PSUs that remain unvested as of February 9, 2031 will be forfeited.

(5)

These RSUs are subject to Time-Based Vesting and will vest in three equal annual installments beginning on February 9, 2027, and thereafter on each of the next two anniversaries of this first vesting date.

(6)

Represents the shares of the Company’s Common Stock which Mr. Moyer purchased for $13.84 per share, pursuant to the share purchase opportunity of up to $1,500,000 he was awarded under the 2025 Plan in connection with the commencement of his employment. Because Mr. Moyer paid fair value for these shares, there is no compensation charge associated with the purchase opportunity and no amounts are reflected in the summary compensation table.

(7)

Represents the Matching RSUs that are subject to Time-Based Vesting with one-third of the Matching RSUs vesting on the grant date, and the remaining two-thirds vesting in equal installments on February 9, 2027 and February 9, 2028 (i.e., the first and second anniversaries of Mr. Moyer’s first date of employment), subject to Mr. Moyer’s continued service on such vesting dates.

(8)

The stock options are subject to Performance-Based Vesting, and vest only after the occurrence of a “change in control” or “public offering” (as such terms are defined in the 2021 Plan and 2025 Plan documents) or subsequent disposition that results in the investment funds advised by Platinum Advisors realizing a pre-tax, cash-on-cash return equal to a multiple of their invested capital with respect to the Company of at least 2.0 times, subject to executive’s continued employment through the date of such event. There are no thresholds or maximums for these Performance-Based Vesting conditions.

(9)

These stock options are subject to Time-Based Vesting, and vest annually in five equal installments beginning on March 31, 2026 for Mr. Stafford and June 30, 2026 for Ms. Tiska, and thereafter on each of the next four anniversaries of this first vesting date.

Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Simon Allen. There was an employment agreement in effect with Mr. Allen, pursuant to which he was entitled to earn a base salary equal to $1,200,000 per year (based on estimated currency conversion), and an annual cash bonus opportunity equal to 150% of his base salary for target-level achievement of annual performance criteria. Mr. Allen was eligible for severance benefits under the A&R Executive Severance Plan, as described in “Components of Compensation for the Fiscal Year Ended March 31, 2026-Severance Benefits.”

Subsequent to Mr. Allen’s notifying the Board of his intent to retire as President and CEO, the Company and Mr. Allen entered into a transition letter agreement on January 5, 2026, pursuant to which Mr. Allen’s term as President and CEO ended effective as of the CEO Transition Date, which was the effective date of the appointment of Mr. Allen’s successor, Philip Moyer. Following the CEO Transition Date, Mr. Allen remains with the Company as Chair of the Board. Mr. Allen’s transition letter agreement provides that, in exchange for a release of claims, the Company will provide Mr. Allen (i) payment of an annual bonus under the AIP for the fiscal year ended March 31, 2026, determined based on actual Company performance, subject to his continued Board service through the bonus payment date and without any pro-ration for his partial period of service as President and CEO for the fiscal year ended March 31, 2026; (ii) a transition supplement payment in respect of his service as Chair, in the form of quarterly cash payments of $42,500, commencing with the first calendar quarter of 2026 (pro-rated for the CEO Transition Date) and continuing through the earlier of (x) his ceasing to serve as Chair or (y) December 31, 2028 (with the payment for the first calendar quarter of 2026 pro-rated); and (iii) for so long as Mr. Allen is a member of the Board, the Company’s external tax provider will continue to provide tax services to him through the UK tax year that ends April 5, 2027. Further, following the CEO Transition Date, Mr. Allen will be eligible to receive compensation in accordance with the Company’s non-employee director compensation policy, described further below.

36	McGraw Hill | 2026 Proxy Statement

Philip Moyer. On January 2, 2026, the Company entered into an employment agreement with Mr. Moyer, setting forth the terms of his employment and compensation. Mr. Moyer’s employment agreement provides for “at-will” employment and does not have a stated duration or term. Under the terms of Mr. Moyer’s employment agreement, Mr. Moyer is entitled to a base salary of not less than $1,200,000 and is eligible for an annual incentive bonus award under the AIP, with a target bonus amount equal to $1,800,000 and the actual amount payable based on the actual achievement of annual performance objectives established under the AIP for the applicable fiscal year, as determined by the Board or the Compensation Committee (including participation in the AIP for the fiscal year ended March 31, 2026 on a pro rata basis). In addition, Mr. Moyer is entitled to a sign-on bonus in an amount equal to $2,500,000 (the “Sign-On Bonus”), payable in two equal installments, the first of which was paid within thirty (30) days of the CEO Transition Date, and the second of which will be paid on the first anniversary thereof. Each installment of the Sign-On Bonus is repayable if Mr. Moyer’s employment is terminated for “cause” or if Mr. Moyer voluntarily resigns without “good reason” (as each such term is defined by reference in Mr. Moyer’s employment agreement) within 12 and 24 months of the CEO Transition Date, respectively. Mr. Moyer will also receive a housing stipend equal to $8,000 per month.

Mr. Moyer was eligible for severance benefits under the Executive Severance Plan, as modified by his employment agreement, as described in “Components of Compensation for the Fiscal Year Ended March 31, 2026-Severance Benefits.”

Mr. Moyer’s entitlement to his severance payments and benefits is subject to his execution and non-revocation of a general release of claims and his continued compliance with certain applicable restrictive covenants (including those set forth in Mr. Moyer’s employment agreement and the Executive Severance Plan).

None of our other NEOs have employment agreements.

Annual Bonus Plan

For a summary of our annual incentive plan, please see “Components of Compensation for the Fiscal Year Ended March 31, 2026-Annual Incentive Plan (AIP) for the Fiscal Year Ended March 31, 2026” above.

Long-Term Incentive Awards

During the fiscal year ended March 31, 2026, we granted stock options to each of Mr. Stafford and Ms. Tiska in connection with the adoption of the 2025 Plan and our initial public offering and granted RSUs and PSUs to Mr. Moyer in connection with the commencement of his employment with the Company. For additional information, see “Components of Compensation for the Fiscal Year Ended March 31, 2026-Long-Term Incentive Plans.”

Retirement Plans and Other Perquisites

We maintain certain retirement benefit plans and provide our NEOs with certain benefits and perquisites. For a summary of such plans and benefits, see “Components of Compensation for the Fiscal Year Ended March 31, 2026- Retirement Benefits.”

McGraw Hill | 2026 Proxy Statement	37

Outstanding Equity Awards At Fiscal Year End Table

The following table sets forth outstanding equity awards of shares, or options to acquire shares, of the Common Stock held by our NEOs as of March 31, 2026.

		Option Awards									Stock Awards

Name(1)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity incentive plan awards; number of securities underlying unexercised unearned options (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(6)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested($)(5)

Philip Moyer	2/9/2026	—		—		—	—	—	277,585	(3)	3,802,915	69,396	950,725
	2/17/2026	—		—		—	—	—	72,254	(4)	989,880	—	—

Simon Allen	12/3/2021	861,035	(1)	215,259	(1)	1,076,294	14.08	12/3/2031	—		—	—	—

Robert Sallmann	8/30/2024	66,597	(7)	266,387	(7)	332,984	14.08	8/30/2034	—		—	—	—

David Cortese	8/30/2024	42,622	(7)	170,488	(7)	213,110	14.08	8/30/2034	—		—	—	—

David B. Stafford	12/3/2021	106,555	(1)	26,639	(1)	133,193	14.08	12/3/2031	—		—	—	—
	7/23/2025	6,212	(8)	24,849	(8)	31,060	17.00	7/23/2035	—		—	—	—

Tracey Tiska	12/3/2021	8,525	(1)	2,131	(1)	10,655	14.08	12/3/2031	—		—	—	—
	10/5/2023	4,262	(9)	6,394	(9)	10,655	14.08	10/5/2033	—		—	—	—
	7/23/2025	—		22,217	(8)	22,216	17.00	7/23/2035	—		—	—	—

(1)

These stock options are subject to Time-Based Vesting and vest annually in five equal installments beginning on July 31, 2022 and, thereafter, on each of the next four anniversaries of this first vesting date.

(2)

The stock options reported in this column are subject to Performance-Based Vesting and vest only after the occurrence of a “change in control” or “public offering” (as such terms are defined in the 2021 Plan and the 2025 Plan documents) or subsequent disposition that results in the investment funds advised by Platinum Advisors realizing a pre-tax, cash-on-cash return equal to a multiple of their invested capital with respect to the Company of at least 2.0 times, subject to the executive’s continued employment through the date of such event. There are no thresholds or maximums for these Performance-Based Vesting conditions.

(3)

These RSUs are subject to Time-Based Vesting and will vest in three equal annual installments beginning on February 9, 2027 and, thereafter, on each of the next two anniversaries of this first vesting date.

(4)	These RSUs are subject to Time-Based Vesting and will vest in two equal annual installments on February 9, 2027 and February 9, 2028.
(5)	Values are based on the closing price of our Common Stock on the NYSE on March 31, 2026 ($13.70).
(6)	These PSUs are subject to Performance-Based Vesting and will vest based upon the achievement of a VWAP during the twenty trading days immediately preceding February 9, 2029, as set forth below:

Target Share Price	Percentage of PSUs Eligible to Vest	Number of PSUs Eligible to Vest

$28.00	25%	69,396

$32.00	50%	138,793

$38.00	75%	208,189

$40.00	100%	277,585

(7)

These stock options are subject to Time-Based Vesting and vest annually in five equal installments beginning on April 15, 2025 for Mr. Sallmann and April 8, 2025 for Mr. Cortese and, thereafter, on each of the next four anniversaries of their first vesting date.

(8)

These stock options are subject to Time-Based Vesting and vest annually in five equal installments beginning on March 31, 2026 for Mr. Stafford and June 30, 2026 for Ms. Tiska and, thereafter, on each of the next four anniversaries of their first vesting date.

(9)

These stock options are subject to Time-Based Vesting and vest annually in five equal installments beginning on October 5, 2024 and, thereafter, on each of the next four anniversaries of this first vesting date.

38	McGraw Hill | 2026 Proxy Statement

Option Exercises and Stock Vested at Fiscal Year End

The following table shows the number of shares of Common Stock of the Company purchased by Philip Moyer during the fiscal year ended March 31, 2026 and the number of shares of Common Stock of the Company underlying RSUs held by Mr. Moyer that vested during the fiscal year ended March 31, 2026. None of our NEOs acquired shares upon exercise of options during fiscal year ended March 31, 2026.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Philip Moyer	108,381	(1)	0

Philip Moyer	36,127	(2)	$499,998

(1)

Represents the exercise on February 17, 2026 of Mr. Moyer’s share purchase opportunity to purchase shares of Common Stock of the Company with a fair market value of up to $1,500,000. Mr. Moyer purchased such shares for their fair market value as of the date of purchase, and therefore, no value was realized by him upon acquisition.

(2)

Represents the portion of Mr. Moyer’s Matching RSUs that vested immediately upon grant. The value realized is calculated by multiplying the number of shares of Common Stock of the Company received by the closing price per share of our Common Stock on the NYSE on the applicable vesting date, or February 17, 2026.

Potential Payments upon Termination or Change in Control

This section describes potential payments to our NEOs upon termination of employment or change in control, assuming the termination or change in control occurred on March 31, 2026 (in accordance with SEC rules).

Severance Plans

Our NEOs are generally eligible to participate in the Executive Severance Plan or the A&R Executive Severance Plan. In order to receive severance benefits under either the Executive Severance Plan or the A&R Executive Severance Plan, as applicable, the executive’s employment must either be terminated by the Company without “cause” or the executive must resign for “good reason” (as such terms are defined in the applicable Severance Plan), and limited severance benefits are available in the event of termination of employment due to death or disability. For additional information, see “Components of Compensation for the Fiscal Year Ended March 31, 2026-Severance Benefits.”

Treatment of Equity Awards upon Potential Termination or Change in Control

Stock options granted under the 2021 Plan, to the extent not vested, generally terminate upon termination of employment unless the executive experiences a “special termination.” Following a “special termination,” any then unvested stock options remain outstanding and are eligible to vest if a “change in control” occurs within four months of such termination of employment. For these purposes a “special termination” means a termination by reason of the executive’s death or disability, the executive’s resignation for “good reason” or the executive’s termination of employment or service by the Company without “cause.”

Awards granted under the 2025 Plan, to the extent not vested, generally terminate upon a termination of employment.

In the event Mr. Moyer experiences a “qualifying termination”, Mr. Moyer will vest in the number of Sign-On RSUs that would have vested on the next regularly scheduled vesting date had his employment not been terminated and, if such “qualifying termination” occurs before the PSU Vesting Date, a pro-rated number of the Sign-On PSUs (based on the number of days between the CEO Transition Date and the PSU Vesting Date) will remain outstanding and eligible to vest on the PSU Vesting Date if (and to the extent that) the applicable Target Share Price hurdles are met, as though no such termination of employment occurred.

McGraw Hill | 2026 Proxy Statement	39

If Mr. Moyer’s employment is terminated in connection with a Change in Control in which the Initial Equity Award and Matching RSUs are assumed or substituted by the acquiror, such awards will accelerate on a “double trigger” basis such that if Mr. Moyer’s employment with the Company is terminated by the Company without “cause” within the first 12-month period following such Change in Control, then any such assumed or substituted award held by Mr. Moyer that is then unvested will fully vest. Any assumption or substitution by an acquiror of the Sign-On PSUs would generally be determined based on actual performance and would remain subject to a service condition through the end of the PSU Vesting Date. If the Initial Equity Award and Matching RSUs are not assumed or substituted by the acquiror in connection with a Change in Control, then the portion of such awards that is then unvested will fully vest, with the vesting of the Sign-On PSUs determined based on actual performance.

The following tables show the incremental payments and benefits that would be owed by the Company to each of the NEOs upon certain terminations of his or her employment or upon a change in control, assuming that:

	the NEO’s employment terminated on March 31, 2026;

	with respect to payments and benefits triggered by a change in control, such change in control occurred on March 31, 2026; and

	the fair market value per share of the Company Common Stock was $13.70 on March 31, 2026.

The following tables do not include the value of any equity that would remain unvested.

	Cash Severance ($)(1)(4)	Short-Term Bonus ($)(1)(2)(4)	Vesting of Equity Awards ($)		Continuation of Other Benefits and Perquisites ($)(1)(4)	Total ($)

Philip Moyer

By the Company Without Cause	1,800,000	301,808	1,267,634	(5)	25,689	3,395,131

By the Executive for Good Reason	1,800,000	301,808	1,267,634	(5)	25,689	3,395,131

Death or Disability	—	—	—		—	—

Retirement	—	—	—		—	—

Change in Control with Termination	1,800,000	301,808	4,792,794	(6)	25,689	6,920,291

Change in Control without Termination	—	—	4,792,794	(6)	—	4,792,794

Simon Allen	—	2,280,078	—		—	2,280,078

Robert Sallmann

By the Company Without Cause	600,000	—	—		24,753	624,753

By the Executive for Good Reason	600,000	—	—		24,753	624,753

Death or Disability	—	—	—		—	—

Retirement	—	—	—		—	—

Change in Control with Termination	600,000	—	—	(3)	24,753	624,753

Change in Control without Termination	—	—	—	(3)	—	—

David Cortese

By the Company Without Cause	525,000	—	—		21,889	546,889

By the Executive for Good Reason	525,000	—	—		21,889	546,889

Death or Disability	—	—	—		—	—

Retirement	—	—	—		—	—

Change in Control with Termination	525,000	—	—	(3)	21,889	546,889

Change in Control without Termination	—	—	—	(3)	—	—

40	McGraw Hill | 2026 Proxy Statement

	Cash Severance ($)(1)(4)	Short-Term Bonus ($)(1)(2)(4)	Vesting of Equity Awards ($)		Continuation of Other Benefits and Perquisites ($)(1)(4)	Total ($)

David B. Stafford

By the Company Without Cause	1,139,250	378,000	—		1,182	1,518,432

By the Executive for Good Reason	1,139,250	378,000	—		1,182	1,518,432

Death or Disability	—	378,000	—		—	378,000

Retirement	—	—	—		—	—

Change in Control with Termination	1,139,250	378,000	—	(3)	1,182	1,518,432

Change in Control without Termination	—	—	—	(3)	—	—

Tracey Tiska

By the Company Without Cause	430,000	—	—		24,153	454,153

By the Executive for Good Reason	430,000	—	—		24,153	454,153

Death or Disability	—	—	—		—	—

Retirement	—	—	—		—	—

Change in Control with Termination	430,000	—	—	(3)	24,153	454,153

Change in Control without Termination	—	—	—	(3)	—	—

(1)

Other than for Mr. Allen, the amounts disclosed in this column reflect the severance payment each NEO would have received under the Executive Severance Plan or the A&R Executive Severance Plan had he or she experienced a “qualifying termination” on March 31, 2026 (which does not include a termination due to death, disability or retirement). The Executive Severance Plan and the A&R Executive Severance Plan do not provide for single-trigger change in control payments. However, if an NEO had experienced a qualifying termination in connection with a change in control, he or she would have been entitled to the severance payment illustrated.

(2)

If the participants in the A&R Executive Severance Plan experience a termination of employment due to death or disability, they would be entitled to severance equal to any prior year’s bonus (if not already paid) and a pro rata bonus for the year in which the termination occurs, determined based on actual performance assuming the bonus was only subject to financial or other objective criteria. In addition, under the terms of our AIP, if an NEO’s employment is terminated following the completion of a fiscal year due to a position elimination, and such NEO was an active employee at the end of a fiscal year, the NEO will be entitled to receive an AIP payment for the completed fiscal year, conditioned on the execution of a release of claims. The amount shown for Mr. Allen is converted to U.S. dollars based on the conversion rate of USD 1.333 to 1 GBP, which was the applicable conversion rate on March 31, 2026. Such bonuses will actually be paid in June 2026, as the A&R Executive Severance Plan provides that such bonuses will be paid at the same time as such bonuses are ordinarily paid to other senior executives.

(3)

Had a change in control occurred on March 31, 2026, then each NEO’s unvested Time-Based Vesting stock options under the 2021 Plan would have fully vested (subject to his or her continued employment through the date of the change in control, but regardless of whether his or her employment would have been terminated in connection with (on or after) such change in control). That is, both the Time-Based Vesting and Performance-Based Vesting stock options under the 2021 Plan are subject to single-trigger accelerated vesting upon a change in control. However, no value is ascribed to the Time-Based Vesting stock options because they were underwater as of March 31, 2026 (exercise price per share was greater than $13.70). In addition, the Performance-Based Vesting stock options under the 2025 Plan would vest upon a change in control if the applicable performance condition was met. Further, there is no acceleration of vesting upon a termination of employment for any reason; however, in the event of a “special termination” (as defined above under “Components of Compensation for the Fiscal Year Ended March 31, 2026-Long-Term Incentive Plans”), both the Time-Based Vesting and Performance-Based Vesting stock options remain eligible to vest in connection with a change in control, and the Performance-Based Vesting stock options also remain eligible to vest upon the occurrence of a change in control, public offering or similar event, in each case, that occurs within four months following such termination date.

(4)

Mr. Allen served as our President and CEO through the CEO Transition Date, whereupon he was appointed Chair of the Board. The amount disclosed reflects the amounts he received in connection with his transition. For information on the amounts payable under the transition agreement the Company has entered into with Mr. Allen, see “Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements.” Amounts shown for Mr. Allen are converted to U.S. dollars based on the conversion rate of USD 1.333 to 1 GBP, which was the applicable conversion rate on March 31, 2026.

(5)

Reflects the fair market value as of March 31, 2026 of 92,528 Sign-On RSUs, which are the number of Sign-On RSUs that would have vested on the next regularly scheduled vesting date had Mr. Moyer’s employment not been terminated. The amounts reported do not reflect any of the Sign-On PSUs that remain eligible to vest following a “qualifying termination” because the relevant performance condition would not have been met as of March 31, 2026. Pursuant to the terms of Mr. Moyer’s employment agreement, Mr. Moyer’s unvested Matching RSUs would have been forfeited for no consideration upon termination.

(6)

The amounts reported assume that no restricted stock units are assumed, and Mr. Moyer’s Initial Equity Award and Matching RSUs accelerate. No value is ascribed to any potential vesting of the Sign-On PSUs because the relevant performance conditions would not have been met based on the Company’s share price as of March 31, 2026.

McGraw Hill | 2026 Proxy Statement	41

Pay Versus Performance
The following table provides information regarding the “Compensation Actually Paid” to (i) each of the individuals who served as our principal executive officer during fiscal year 2026 and (ii), on average, to our remaining NEOs (the “Other NEOs”) collectively as determined and defined in Item 402(v) of Regulation
S-K
and does not reflect compensation actually earned, realized, or received by our CEOs and the Other NEOs. The Board did not consider the pay versus performance disclosure below in making its pay decisions for the fiscal year ended March 31, 2026.

	Summary Compensation Table Total for Simon Allen (1) ($)	Summary Compensation Table Total for Philip Moyer (1) ($)	Compensation Actually Paid to Simon Allen (1) ($)	Compensation Actually Paid to Philip Moyer (1) ($)	Average Summary Compensation Table Total for Other NEOs (1) ($)		Value of Initial Fixed $100 Investment based on: (2)
Year						Average Compensation Actually Paid to Other NEOs (1) ($)	McGraw TSR ($)	Peer Group TSR ($)	Net Income ($Millions)	Adjusted EBITDA ($Millions) (3)

2026	3,401,562	8,290,848	(12,369,501)	9,571,503	1,150,284	(2,279,018)	80.59	70.58	78.66	744.26

(1)	This table presents pay versus performance information for the following executive officers:

Fiscal Year	Former CEO	CEO	Other NEOs

2026	Simon Allen	Philip Moyer	Robert Sallmann, David Cortese, David B. Stafford, Tracey Tiska
2026 Compensation Actually Paid reflects the following adjustments to the applicable amounts in the “Fiscal Year 2026 Summary Compensation Table” (“SCT”):

	Simon Allen ($)	Philip Moyer ($)	Average of Other NEOs ($) (b)

2026 Total Compensation Reported in SCT	3,401,562	8,290,848	1,150,284

Less, value of stock awards reported in SCT	0	(6,552,040)	0

Less, value of option awards reported in SCT	0	0	(159,433)

Plus, year-end value of awards granted in fiscal year 2026 that were unvested and outstanding as of 3/31/2026 (a)	0	7,332,697	97,985

Plus, amount equal to the change as of 3/31/2026 in the value of awards granted in fiscal year 2025 that were unvested and outstanding as of 3/31/2026 (a)	(13,909,900)	0	(3,282,851)

Plus, value of awards granted in fiscal year 2026 that vested in fiscal year 2026	0	499,998	7,430

Plus, amount equal to the change as of the vesting date in the value of awards granted in fiscal year 2025 for which all applicable vesting conditions were satisfied as of 3/31/2026 (a)	(1,861,163)	0	(92,433)

Less, the value as of 3/31/2026 of any awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during fiscal year 2026	0	0	0

Plus, the value of any dividends or other earnings paid on stock or option awards in fiscal year 2026 prior to the vesting date that are not otherwise included in the total compensation for fiscal year 2026	0	0	0

Compensation Actually Paid for fiscal year 2026	(12,369,501)	9,571,503	(2,279,018)

(a)
The fair value of the RSUs is based on a price of $13.70 per share, which was the closing sale price of the Company’s Common Stock on the NYSE on March 31, 2026, the last trading day of the fiscal year ended March 31, 2026. For the PSUs and stock options subject to a market condition, fair value is
calculated in accordance with FASB ASC 718 using a Monte Carlo Simulation model. For the other stock options, fair value is calculated in accordance with FASB ASC 718 using the Black-Scholes option-pricing model.

(b)	Figures for all Other NEOs are included in the average figures shown in this column.
(2)
The Peer Group total shareholder return (“TSR”) is calculated using the peer group used for compensation purposes, as described in “Compensation Discussion and Analysis- Benchmarking and Peer Group Data.” The comparison assumes $100 was invested for the period starting July 23, 2025, through March 31, 2026 (the “Measurement Period”) for purposes of calculating the cumulative TSR of the Company and the peer group over the Measurement Period. Historical stock price performance is not necessarily indicative of future stock price performance.

42	McGraw Hill | 2026 Proxy Statement

(3)
We determined Adjusted EBITDA to be the most important financial performance measure used to link Company performance to Compensation Actually Paid in fiscal year 2026. This performance measure may not have been the most important financial performance measure in prior fiscal years, and we may determine a different financial performance measure to be the most important financial performance measure in future fiscal years. For more information about this measure, including how it is calculated, see “Compensation Discussion and Analysis-Components of Compensation for the Fiscal Year Ended March 31,
2026-AIP
EBITDA Table.”

Description of Certain Relationships of Information Presented in the Pay Versus Performance Table
In accordance with Item 402(v) of Regulation
S-K,
we are providing the following graphs of the relationships between the information presented in the Pay Versus Performance Table for the fiscal year ended March 31, 2026.
Relationship Between Compensation Actually Paid and TSR
The following chart sets forth the relationship between: (i) 2026 Compensation Actually Paid to our CEO and the average of 2026 Compensation Actually Paid to the Other NEOs and (ii) the Company’s cumulative TSR over the Measurement Period and between the Company’s cumulative TSR and the Peer Group’s cumulative TSR over the same period.
CEO and Average Other NEO Compensation Actually Paid Versus Company TSR Versus Peer Group TSR

McGraw Hill | 2026 Proxy Statement	43

Relationship Between Compensation Actually Paid and Net Income
The following chart sets forth the relationship between: (i) 2026 Compensation Actually Paid to our CEOs and the average of
2026
Compensation Actually Paid to the Other NEOs and (ii) our 2026 Net Income.
CEO and Average Other NEO Compensation Actually Paid Versus Net Income

Relationship Between Compensation Actually Paid and Adjusted EBITDA
The following chart sets forth the relationship between: (i) 2026 Compensation Actually Paid to our CEOs and the average of 2026 Compensation Actually Paid to the Other NEOs and (ii) our 2026 Adjusted EBITDA.
CEO and Average Other NEO Compensation Actually Paid Versus Adjusted EBITDA

44	McGraw Hill | 2026 Proxy Statement

Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our NEOs for the fiscal year ended March 31, 2026 to Company performance. For more information about these measures, see “Compensation Discussion and Analysis- Components of Compensation for the Fiscal Year Ended March 31,
2026
.” The measures in these tables are not ranked.

Most Important Financial Performance Measures for the Fiscal Year Ended March 31, 2026

Adjusted EBITDA

Share price

Multiple of invested capital

McGraw Hill | 2026 Proxy Statement	45

Proposal 4:

Ratification of Independent Registered Public Accounting Firm for Fiscal Year 2027

The Audit Committee has selected Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit our consolidated financial statements for Fiscal Year 2027. EY has served continuously as our auditor since 2012. The Audit Committee believes that EY is knowledgeable about the Company’s operations and accounting practices and is well qualified to act as the Company’s independent registered public accounting firm for Fiscal Year 2027. Representatives of EY are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The Board has endorsed the selection of EY. Although ratification of the selection of EY by stockholders is not required by law, the Board is submitting the selection of EY to our stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain EY. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board Recommends a Vote “FOR” the Ratification of the Selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2027

46	McGraw Hill | 2026 Proxy Statement

Audit Committee Matters

Report of the Audit Committee

The following report is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (the “SEC”), and such information shall not be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate this report by reference in such filing.

The Audit Committee assists the Board with oversight of accounting functions and internal controls. The Audit Committee members do not themselves prepare the financial statements, perform audits or serve as accountants or auditors of the Company’s financial statements. The Company’s management is responsible for establishing and maintaining internal controls over financial reporting, the preparation of the Company’s consolidated financial statements and the financial reporting process. The Company’s independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements in conformity with generally accepted accounting principles.

In this context, the Audit Committee has met with management and representatives of Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm, and reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2026 (“Fiscal Year 2026”). The Audit Committee has also discussed with representatives of EY the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee has received the written disclosures from EY required by the applicable requirements of the PCAOB regarding EY’s communication with the Audit Committee concerning independence and has discussed with EY their independence from the Company.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal Year 2026 for filing with the SEC.

Respectfully submitted by the Audit Committee:

Felicia Alvaro (Chair)

Steven S. Reinemund

Guhan Subramanian

McGraw Hill | 2026 Proxy Statement	47

Auditor Fees and Services

The following table presents the aggregate fees billed to the Company for professional services rendered by EY in connection with its audits for Fiscal Year 2026 and Fiscal Year 2025 and fees for other services rendered by EY during those periods:

Services Provided	2026	2025

Audit Fees	$4,659,690	$4,810,637

Audit Related Fees	280,959	266,528

Tax Fees	253,300	279,208

Total	$5,193,949	$5,356,373

Audit Fees: Audit fees are attributable to professional services rendered for the audits of our consolidated financial statements, securities offerings and comfort letters, statutory audits of certain of our subsidiaries, reviews of our interim consolidated financial statements and services provided in connection with statutory and regulatory filings.

Audit Related Fees: Audit-related fees are attributable to assurance and related services other than those included in Audit Fees, including fees for employee benefit plan audits and reviews of controls over services provided to customers.

Tax Fees: Tax fees include charges for various federal, state, local and international tax compliance, planning and research projects.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures for preapproving audit and non-audit services. Under these procedures, the Audit Committee annually preapproves the type and scope of services to be provided by our registered public accounting firm, EY, as well as the estimated associated fees related to such services. All services listed in the table above were approved in accordance with these established policies and procedures. When granting preapproval, the Audit Committee evaluates how the nature of the services and related costs may affect the independence of the registered public accounting firm. To ensure compliance with SEC rules and regulations, the Audit Committee confirms, prior to preapproving services, that such services and fees are aligned with maintaining the independence of the registered public accounting firm.

48	McGraw Hill | 2026 Proxy Statement

Certain Relationships and Related Persons Transactions

Related Persons Transactions Policy

We have adopted a written policy with respect to the review, approval and ratification of related persons transactions to assist our Board in reviewing and taking appropriate action concerning related persons transactions and assist us in preparing the disclosure that the SEC rules require to be included in our applicable filings as required by the Securities Act and the Exchange Act and their related rules. This policy is intended to supplement, and not to supersede, our other policies that may be applicable to or involve transactions with related persons, such as our policies for determining director independence and our Code of Business Ethics and conflicts of interests policies. The policy covers any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships) involving the Company and any director, nominee or executive officer, or any immediate family member thereof, or any greater than 5% beneficial owner of our voting securities, in each case, having a direct or indirect material interest in such transaction. Any such transaction must be approved or ratified by our Audit Committee unless our Board in its discretion designates another independent body consisting solely of independent directors. The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.

Transactions with Related Persons

Investor Rights Agreement

In connection with the IPO, we entered into an investor rights agreement with Platinum (the “Investor Rights Agreement”). At each annual meeting of our stockholders (and in connection with any election by written consent or special meeting for the election of directors) for which Platinum has nominated an individual for election to our Board, we will (i) include each such nominee as a nominee for election as a director, (ii) use all reasonable best efforts to cause the election as a director of each such nominee including, to the fullest extent permitted by applicable law, soliciting proxies in favor of the election of such nominee, and (iii) take all action within our power to cause each such nominee to be included as a nominee recommended by our Board to our stockholders for election as a director, unless our Board determines that making such recommendation would be inconsistent with the directors’ fiduciary duties under applicable law. The Investor Rights Agreement grants Platinum the right to nominate for election to our Board no fewer than that number of directors that would constitute: (i) a majority of the total number of directors so long as Platinum beneficially owns at least 40% of the then-outstanding capital stock of the Company; (ii) 40% of the total number of directors so long as Platinum beneficially owns at least 30% but less than 40% of the then-outstanding capital stock of the Company; (iii) 30% of the total number of directors so long as Platinum beneficially owns at least 20% but less than 30% of the then-outstanding capital stock of the Company; (iv) 20% of the total number of directors so long as Platinum beneficially owns at least 10% but less than 20% of the then-outstanding capital stock of the Company; and (v) 10% of the total number of directors so long as Platinum beneficially owns at least 5% but less than 10% of the then-outstanding capital stock of the Company. For purposes of calculating the number of directors that Platinum will be entitled to nominate pursuant to the formula outlined above, any fractional amounts shall automatically be rounded up to the nearest whole number.

The Investor Rights Agreement, along with our Second Amended and Restated Certificate of Incorporation entitles Platinum, for so long as Platinum has the right to nominate for election to our Board at least one director pursuant to the Investor Rights Agreement, to (i) designate a director nominated by Platinum who is then-serving on our Board as the Chair of our Board and (ii) include, on each committee of our Board, at least one director nominated by Platinum, except to the extent such membership would violate applicable securities laws or stock exchange or stock market rules, or where the sole purpose of such committee is to address actual or potential conflicts of interest between Platinum and the Company. In addition, pursuant to the Investor Rights Agreement, for so long as Platinum has the right to nominate for election to our Board at least one director pursuant to the Investor Rights Agreement, upon Platinum’s request, the Company will vote its shares in any subsidiary of the Company so as to elect a number of persons designated by Platinum to the Board or other similar governing body (or any committee thereof) of any subsidiary of the Company in proportion to Platinum’s representation on our Board.

McGraw Hill | 2026 Proxy Statement	49

The Investor Rights Agreement also provides that, if we retain Platinum Advisors to provide corporate and advisory services to us, we will reimburse Platinum Advisors for all third-party costs incurred in rendering such services and indemnify Platinum Advisors and its officers, directors, managers, employees, affiliates, agents and other representatives, to the fullest extent permitted by law, against all liabilities, costs and expenses incurred in connection with such services other than if, and to the extent that, such liabilities, costs and expenses arise as a result of the gross negligence, bad faith, fraud or willful misconduct of Platinum Advisors.

The Investor Rights Agreement grants Platinum certain customary demand registration rights, which, following the consummation of our IPO and the expiration of any related lock-up period, entitles Platinum to unlimited long-form demand registration rights requiring us to consummate an underwritten public offering if the anticipated gross proceeds of such underwritten offering are not less than $50,000,000, or such lesser amount if Platinum is proposing to sell all of its remaining shares of Common Stock, subject to customary underwriter cutback provisions and conditions. In addition, the Investor Rights Agreement provides Platinum with unlimited shelf registration rights so long as the anticipated gross proceeds of any such underwritten offering is not less than $25,000,000, or such lesser amount if Platinum is proposing to sell all of its remaining shares of Common Stock, subject to certain conditions. Pursuant to the Investor Rights Agreement, we agreed to use reasonable best efforts to qualify for registration on Form S-3 for secondary sales and to qualify as and remain as a well-known seasoned issuer (as defined in Rule 405 under the Securities Act).

Pursuant to the Investor Rights Agreement, at any time that we propose to register any of our securities under the Securities Act (other than a registration relating to employee benefit plans or solely relating to shares to be sold under Rule 145 or a similar provision under the Securities Act), Platinum will be entitled to certain “piggyback” registration rights, allowing it to include its registrable securities in such registration, subject to customary underwriter cutback provisions and conditions.

Advisory Agreement

Following the consummation of the transactions in 2021 that resulted in Platinum acquiring McGraw Hill, Inc., the Company and Platinum Advisors entered into the Corporate Advisory Services Agreement, dated as of July 30, 2021 (the “Advisory Agreement”), pursuant to which the Company engaged Platinum Advisors as a financial, transactional and management consultant. Under the Advisory Agreement, the Company had agreed to pay Platinum Advisors an annual advisory fee in an amount mutually agreed between the parties and to reimburse Platinum Advisors for its out-of-pocket costs and expenses incurred in connection with its services under the Advisory Agreement. The Advisory Agreement was terminated upon the consummation of the IPO in July 2025.

Certain Relationships with Platinum

From time to time, Platinum and/or its affiliates have entered into, and may continue to enter into, arrangements with us to use our products and services. We believe that all such arrangements have been entered into in the ordinary course of business and have been negotiated on commercially reasonable terms.

Indemnification Agreements

In connection with the IPO, and since the IPO, we have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that, in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

Reserved Share Program

At our request, the underwriters in the IPO reserved for sale, at the initial public offering price, up to 5% of the shares of Common Stock offered in the IPO for sale to some of our directors, officers and employees, as well as to certain employees of Platinum and/or Platinum Advisors. In our IPO, 93,600 shares were purchased by such persons.

50	McGraw Hill | 2026 Proxy Statement

Security Ownership

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of June 4, 2026, information regarding beneficial ownership of our capital stock by the following individuals or entities:

	each person, entity or group of affiliated persons, known by us to beneficially own more than 5% of our voting securities;

	each of our NEOs;

	each of our directors; and

	all of our executive officers and directors as a group.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns”, as determined by the rules of the SEC. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. As of June 4, 2026, there were 191,276,168 shares of the Company’s Common Stock outstanding.

Unless otherwise noted below, the address for each of the stockholders in the table below is c/o McGraw Hill, Inc., 8787 Orion Place, Columbus, Ohio 43240.

Beneficial owner	Number of Shares Beneficially Owned(2)		Percentage of Class
5% Stockholders:

Investment vehicles affiliated with Platinum Equity, LLC(1)	165,160,216		86.4
Named Executive Officers and Directors:

Simon Allen	1,524,002	(3)	*

Felicia Alvaro	10,882	(4)	*

Nicholas Colagiovanni	—		—

David Cortese	87,744	(5)	*

Brandon Crawley	—		—

Jacob Kotzubei	—		—

Matthew Louie	—		—

Philip Moyer	144,508	(6)	*

Steven S. Reinemund	84,592	(7)	*

Mary Ann Sigler	7,500		*

Guhan Subramanian	10,882	(8)	*

Robert Sallmann	136,194	(9)	*

David B. Stafford	203,338	(10)	*

McGraw Hill | 2026 Proxy Statement	51

Beneficial owner	Number of Shares Beneficially Owned(2)		Percentage of Class

Tracey Tiska	23,361	(11)	*

Eric Worley	—		—

All Named Executive Officers and Directors as a group (16 persons)	2,233,003		1.2

*	Less than 1%
(1)

PE Mav Holdings, LLC (the “Platinum Stockholder”) is the record holder of 165,160,216 shares of our Common Stock. Tom Gores is the manager of Platinum Equity, LLC, which is the sole member of Platinum Equity Investment Holdings, LLC, which is the sole member of Platinum Equity Investment Holdings IC (Cayman), LLC, which is the general partner of Platinum Equity InvestCo, L.P., which is the sole member of Platinum Equity Investment Holdings V, LLC, which is the sole member of Platinum Equity Partners V, LLC, which is the general partner of Platinum Equity Partners V, L.P., which is the general partner of the Platinum Stockholder. By virtue of these relationships, each of these entities and Mr. Gores may be deemed to share beneficial ownership of the securities held of record by the Platinum Stockholder. The business address of each of the entities named herein and of Mr. Gores is 360 North Crescent Drive, South Building, Beverly Hills, CA 90210.

(2)	The table includes the number of shares of Company Common Stock to be issued upon the vesting of restricted stock units within sixty (60) days of June 4, 2026.
(3)

Includes (i) 1,076,294 shares of Common Stock issuable upon the exercise of options held by Mr. Allen exercisable within sixty (60) days of June 4, 2026 and (ii) 447,708 shares of Common Stock owned by The Allen Family Trust, of which Mr. Allen’s spouse serves as trustee and has sole voting and investment power over such shares of Common Stock, and as a result, Mr. Allen may be deemed to have beneficial ownership of the shares owned by The Allen Family Trust.

(4)	Includes 10,882 shares of Common Stock issuable upon the vesting of restricted stock units within sixty (60) days of June 4, 2026 held by Ms. Alvaro.
(5)	Includes 85,244 shares of Common Stock issuable upon the exercise of options held by Mr. Cortese exercisable within sixty (60) days of June 4, 2026.
(6)	Includes 36,127 shares of Common Stock issuable upon the exercise of options held by Mr. Moyer exercisable within sixty (60) days of June 4, 2026.
(7)

Includes (i) 10,882 shares of Common Stock issuable upon the vesting of restricted stock units within sixty (60) days of June 4, 2026 held by Mr. Reinemund and (ii) 73,710 shares owned by The Gail T Reinemund Irrevocable Trust FBO, of which Mr. Reinemund serves as trustee and has sole voting and investment power over such shares of Common Stock, and as a result, Mr. Reinemund may be deemed to have beneficial ownership of the shares owned by The Gail T Reinemund Irrevocable Trust FBO.

(8)	Includes 10,882 shares of Common Stock issuable upon the vesting of restricted stock units within sixty (60) days of June 4, 2026 held by Mr. Subramanian.
(9)	Includes 133,194 shares of Common Stock issuable upon the exercise of options held by Mr. Sallmann exercisable within sixty (60) days of June 4, 2026.
(10)

Includes 139,406 shares of Common Stock issuable upon the exercise of options held by Mr. Stafford exercisable within sixty (60) days of June 4, 2026, including certain options that may become vested within sixty (60) days of June 4, 2026.

(11)

Includes 19,361 shares of Common Stock issuable upon the exercise of options held by Ms. Tiska exercisable within sixty (60) days of June 4, 2026, including certain options that may become vested within sixty (60) days of June 4, 2026.

52	McGraw Hill | 2026 Proxy Statement

General Information

Questions and Answers (Q&A)

Your vote at the Annual Meeting is important. To ensure your participation at the Annual Meeting, we encourage you to read the below Q&A to fully understand this Proxy Statement, the Annual Meeting and how to vote.

Q. How do we refer to McGraw Hill in this Proxy Statement?

The terms “McGraw Hill”, “our Company”, “the Company”, “us”, “we”, and “our” refer to McGraw Hill, Inc., a Delaware corporation and its consolidated subsidiaries.

Q. How do I attend the Annual Meeting?

Our Annual Meeting will be held virtually on August 11, 2026, at 9:00 a.m. Eastern Time. You may attend the Annual Meeting at www.proxydocs.com/MH. You may log in beginning at 8:45 a.m. Eastern Time on August 11, 2026. You will need the control number included on your Notice, proxy card or voting instruction form. We recommend that you log in at least a few minutes before 9:00 a.m. Eastern Time on August 11, 2026.

Q. What is the purpose of the Annual Meeting?

At the Annual Meeting, the stockholders will consider and vote on the four Proposals set forth on page 2 of this Proxy Statement.

Q. What is included in the proxy materials?

The proxy materials include this Proxy Statement, form of proxy and our Company’s Annual Report to stockholders for Fiscal Year 2026. On or about June 25, 2026, we sent a Notice to stockholders. Instructions on how to access the proxy materials over the internet can be found in the Notice. Stockholders may also request to receive the proxy materials in printed form by mail.

Q. Who can vote at the Annual Meeting?

Only stockholders who owned shares of the Company’s Common Stock at the close of business on June 15, 2026 (the “Record Date”) can vote at the Annual Meeting. On the Record Date, there were 191,276,168 shares of Common Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date. There is no cumulative voting in the election of directors.

Q. Is my vote important?

Yes, your vote as a stockholder is important. Please vote as soon as possible to ensure that your vote is recorded.

Q. What is the difference between a stockholder of record and a beneficial owner of shares held in “street name”?

	Stockholder of Record. If your shares are registered directly in your name, you are a stockholder of record.

	Beneficial Owner of Shares Held in “Street Name.” If your shares are held in an account at a brokerage firm, bank or other nominee, you are a beneficial owner of shares held in street name.

Q. How do I vote?

You may vote your shares at the Annual Meeting in any of the following ways:



Vote by Internet. Stockholders of record may vote or submit proxies by following the internet voting instructions described in the Notice. Beneficial stockholders may vote by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees rather than following the instructions on the proxy materials. Please check the voting instruction form for internet voting availability. The deadline for internet voting is 11:59 p.m. Eastern Time the day before the Annual Meeting.



Vote by Telephone. Stockholders of record may vote or submit proxies by following the telephone voting instructions described in the Notice. Beneficial stockholders may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks or nominees rather

McGraw Hill | 2026 Proxy Statement	53

than following instructions in the proxy materials. Please check the voting instruction form for telephone voting availability. Please be aware that, if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible. The deadline for telephone voting is 11:59 p.m. Eastern Time the day before the Annual Meeting.



Vote by Mail. If you have requested and received paper copies of our proxy materials by mail, you may vote by dating, signing and returning your proxy card in the postage-prepaid return envelope provided. Sign your name exactly as it appears on the proxy. Beneficial stockholders may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees.



Vote at the Annual Meeting. To participate in the Annual Meeting, including to vote, stockholders of record must access the meeting website at www.proxydocs.com/MH and enter the control number found on the Notice or on the proxy card provided to you with this Proxy Statement. If your shares are held in street name, you will receive instructions from your broker, bank or nominee that you must follow in order to submit your voting instructions and have your shares voted at the Annual Meeting. If your shares are held in street name and want to vote at the Annual Meeting, you will be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the Annual Meeting. You will find voting instructions during the Annual Meeting at www.proxydocs.com/MH.

Q. How do I vote if I am a beneficial stockholder with shares held in street name?

If you are the beneficial stockholder, you are entitled to instruct your broker (or other nominee) on how to vote your shares. Your broker will provide you with information regarding how to instruct your broker as to voting of your shares.

Q. How do I revoke my proxy?

You can revoke your proxy at any time before the Annual Meeting by delivering to the Secretary of the Company a written revocation bearing a later date than a previous voting method or submitting another signed proxy bearing a later date or resubmitting your vote by telephone or the Internet. You may also revoke your proxy by voting at the Annual Meeting. If you are a beneficial stockholder, you can revoke your proxy by contacting the broker, bank or other nominee that holds your shares or by voting at the Annual Meeting.

Q. If I vote by proxy, how will my vote be cast? How will my shares be voted if I do not give specific voting instructions when I deliver my proxy?

The shares represented by any proxy solicited will be voted in accordance with the stockholder’s directions. If you return your proxy but do not specify your voting preferences, we will vote the shares as recommended by the Board. If you are a beneficial owner, your broker is required to vote those shares in accordance with your instructions. If you do not instruct your broker on how to vote your shares, your broker will only be entitled to vote your shares on “discretionary” matters as described below, but will not be permitted to vote shares with non-routine matters.

Q. What is a “broker non-vote”?

A broker non-vote occurs when beneficial owners do not provide voting instructions and the broker, bank or other nominee does not have the discretion to vote. Under NYSE rules, brokers are prohibited from exercising discretionary voting on “non-routine” matters. Only the ratification of the appointment of EY as the Company’s independent registered public accounting firm for Fiscal Year 2027 is a routine matter for which brokers may vote. Therefore, we encourage all beneficial owners to provide voting instructions to your broker or nominee to ensure that your shares are voted at the Annual Meeting.

Q. What vote is required to approve each proposal?

Election of Directors

Pursuant to our Bylaws, a director nominee must be elected by a plurality of the votes cast by the stockholders present or represented by proxy at the Annual Meeting and entitled to vote. The nominees receiving the largest number of FOR votes will be elected as directors. If you do not instruct your broker on how to vote on this matter, your broker may not vote your shares with respect to the election of directors. Broker non-votes will not count as votes FOR or AGAINST this proposal, thus not affecting the outcome of this proposal. A vote to ABSTAIN will not have an effect on the result of the vote for Proposal 1.

54	McGraw Hill | 2026 Proxy Statement

Advisory Vote on Executive Compensation

The affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote on such matter is required to approve Proposal 2. Broker non-votes will not affect the outcome of this proposal. A vote to ABSTAIN will have the same effect as a vote cast AGAINST for purposes of Proposal 2.

Advisory Vote on the Frequency of Advisory Votes on Executive Compensation

The affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote on such matter is required to approve Proposal 3. If none of the frequency alternatives (one year, two years or three years) receives such a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by stockholders. Broker non-votes will not affect the outcome of this proposal. A vote to ABSTAIN will not have an effect on the result of the vote for Proposal 3.

Ratification of Ernst & Young LLP as our Independent Auditor for Fiscal Year 2027

The affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote on such matter is required to approve Proposal 4. Proposal 4 is a “routine matter” for which a broker does have discretionary authority to vote. If you do not instruct your broker how to vote with respect to Proposal 4, your broker may still vote your shares in its discretion. A vote to ABSTAIN will have the same effect as a vote cast AGAINST Proposal 4.

Q. How will the votes cast at our Annual Meeting be counted?

The Company has retained a representative of BetaNXT to serve as an independent tabulator to receive and tabulate the proxies and as an inspector of elections to certify the results. The vote on each matter submitted to stockholders will be tabulated separately.

Q. Where can I find the voting results of our Annual Meeting?

Preliminary results will be announced during the Annual Meeting. Final voting results will be reported in a Current Report on Form 8-K filed with the SEC within four business days after the end of our Annual Meeting.

Q. How many shares must be present to hold the Annual Meeting?

According to our Bylaws, holders of a majority of the voting power of the outstanding stock entitled to vote must be present or represented by proxy in order for us to conduct the Annual Meeting. This constitutes a quorum. Abstentions or broker non-votes will be counted for determining the presence of a quorum for the Annual Meeting.

Q. When will McGraw Hill next hold an advisory vote on the frequency of “say-on-pay” votes?

McGraw Hill is required to hold its next advisory vote on the frequency of “say-on-pay” votes no later than the 2032 Annual Meeting.

Q. How are proxies solicited?

We are bearing the cost of preparing, assembling and mailing the enclosed form of proxy. Solicitation may be made by mail, telephone or in-person. At this time, we have not engaged a proxy solicitor.

Q. How do I submit questions at the Annual Meeting?

During the meeting, stockholders may submit written questions via www.proxydocs.com/MH.

Q. What is “householding”?

The SEC allows for “householding”, a procedure under which stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials. If you receive a single copy of our proxy materials as a result of householding and you would like a separate copy to be mailed to you, please contact our transfer agent, Computershare Trust Company, N.A. (“Computershare”), by mail at P.O. Box 43006, Providence, RI, 02940-3006, or by phone at 1-781-575-3100. You can also contact Computershare if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future or if you would like to opt out of householding for future mailings. If you are a beneficial shareholder, your brokerage firm or bank may have instituted householding, and you may contact your broker or bank where you hold the applicable account if you prefer to receive multiple copies.

McGraw Hill | 2026 Proxy Statement	55

Other Matters

Annual Report on Form 10-K

The proxy materials, including McGraw Hill’s 2026 Annual Report, are available at https://investors.mheducation.com. You may also obtain, free of charge, a copy of the Company’s Annual Report on Form 10-K for Fiscal Year 2026, as filed with the SEC, via the Company’s website at https://investors.mheducation.com, or upon written request addressed to Investor Relations, McGraw Hill. Inc., 8787 Orion Place, Columbus, Ohio 43240.

Stockholder List

A list of stockholders of record as of June 15, 2026 will be available for inspection during ordinary business hours at our executive offices in Columbus, Ohio for ten (10) days prior to the Annual Meeting.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10 percent of the Company’s Common Stock (with certain exceptions), to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the SEC. The SEC has established filing deadlines for these reports, and we are required to disclose in this Proxy Statement any late filings or failures to file. Based solely on our review of reports filed electronically with the SEC and written representations provided to us by the above referenced persons, we believe that, during the fiscal year ended March 31, 2026, all filing requirements applicable to our executive officers, directors and greater than 10 percent shareholders were properly and timely complied with, except with regard to Philip Moyer who filed a late Form 4 on February 18, 2026, with respect to an award of 277,585 restricted stock units that was granted on February 9, 2026. The report was untimely due to administrative delays in receiving SEC filing codes and Edgar Next system access.

Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements can be identified by the use of forward-looking terminology, including, but not limited to, terms such as “believes”, “estimates”, “anticipates”, “expects”, “projects”, “intends”, “plans”, “may”, “will”, “should” or “seeks” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the developments in the industry in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this document. In addition, even if our results of operations, financial condition and liquidity and the developments in the industry in which we operate are consistent with the forward-looking statements contained in this document, those results of operations, financial condition and liquidity or developments may not be indicative of results or developments in subsequent periods.

Any forward-looking statements we make in this document speak only as of the date of such statement, and we undertake no obligation to update such statements.

See also the reports filed with the SEC, including the discussions under the “Forward-Looking Statements” and “Risk Factors” sections of McGraw Hill’s Annual Report on Form 10-K for the year ended March 31, 2026, as filed with the SEC and available on its website at sec.gov, as well as at https://investors.mheducation.com.

56	McGraw Hill | 2026 Proxy Statement

Websites

Website addresses referenced in this Proxy Statement are inactive textual references only, and the content on the referenced websites specifically does not constitute a part of this Proxy Statement and is not incorporated by reference herein.

McGraw Hill | 2026 Proxy Statement	57

Exhibit A

Definition of Adjusted EBITDA and Reconciliation to Most Comparable GAAP Measure

The following unaudited table presents the reconciliation of net income (loss) to EBITDA and Adjusted EBITDA on a consolidated basis for the fiscal year ended March 31, 2026.

Adjusted EBITDA is defined as net income (loss) from continuing operations plus interest expense (income), net, income tax provision (benefit), depreciation and amortization, restructuring and cost savings implementation charges, the effects of the application of purchase accounting, advisory fees paid to Platinum Advisors pursuant to the Corporate Advisory Services Agreement entered into by the Company and Platinum Advisors, dated as of July 30, 2021 (the “Advisory Agreement”) (which was terminated on July 25, 2025 in connection with the consummation of our initial public offering), impairment charges, transaction and integration costs, stock-based compensation, (gain) loss on extinguishment of debt and the impact of earnings or charges resulting from matters that we do not consider indicative of our ongoing operations.

Further, although not included in the calculation of Adjusted EBITDA below, we may at times add estimated cost savings and operating synergies related to operational changes ranging from acquisitions or dispositions to restructurings, and exclude one-time transition expenditures.

Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss), or any other measure derived in accordance with GAAP as a measure of operating performance, or to cash flows from operations as a measure of liquidity.

($ in thousands)	Year Ended March 31, 2026

Net income (loss)	$ 35,320

Interest expense (income), net	207,226

Income tax provision (benefit)	8,468

Depreciation, amortization and product development amortization	361,918

EBITDA	$612,932

Restructuring and cost savings implementation charges(a)	11,176

Purchase accounting	—

Advisory fees(b)	3,125

Impairment charge(c)	39,000

Transaction and integration costs(d)	1,191

Stock-based compensation(e)	33,723

(Gain) loss on extinguishment of debt(f)	25,766

Other(g)	17,351

Adjusted EBITDA	$744,264

(a)	Represents severance and other expenses associated with headcount reductions and other cost savings initiated as part of our restructuring initiatives.
(b)

Represents the pro rata portion of the annual $10.0 million advisory fee paid to Platinum Advisors pursuant to the Advisory Agreement through its termination on July 25, 2025 in connection with the consummation of our initial public offering.

(c)	We recorded an impairment charge in the fiscal year ended March 31, 2026 of $39.0 million, related to our International goodwill and indefinite-lived intangible trademark.
(d)	This primarily represents transaction and integration costs associated with acquisitions.

58	McGraw Hill | 2026 Proxy Statement

(e)	Represents stock-based compensation expense related to awards granted to our employees, directors and consultants under the Company’s long-term incentive plans.
(f)

The amount represents accelerated amortization of debt discount and deferred financing costs related to (i) the repayment of $385.7 million of debt outstanding under the A&E Term Loan Facility (as defined in the Company’s Annual Report on Form 10-K for Fiscal Year 2026) using net proceeds from our initial public offering on July 25, 2025, (ii) the repayment of an additional $206.7 million of debt outstanding under the A&E Term Loan Facility during the second half of fiscal year 2026 and (iii) the repayment of $40.0 million face value of the $725.0 million aggregate principal amount of 8.000% Senior Notes due 2029 during the fourth fiscal quarter of 2026.

(g)

The amount represents (i) foreign currency exchange transaction impact of $(2.3) million, (ii) non-recurring expenses related to strategic initiatives, including marketing, consulting, and non-operational costs associated with the market introduction of a new product launch of $9.2 million, (iii) reimbursements of expenses paid to Platinum Advisors incurred in connection with its services under the Advisory Agreement (which was terminated on July 25, 2025 in connection with the consummation of our initial public offering) of $0.8 million, (iv) non-recurring transaction-related costs associated with our initial public offering that were expensed as incurred of $2.8 million, and (v) the impact of additional insignificant earnings or charges resulting from matters that we do not consider indicative of our ongoing operations of $6.9 million, primarily related to individually insignificant miscellaneous items, including asset dispositions, third-party consulting and advisory fees associated with system and process rationalization initiatives, as well as certain additional payments related to incremental insurance premiums and policies as a result of the Platinum acquisition that did not renew after the consummation of our initial public offering.

McGraw Hill | 2026 Proxy Statement	59

P.O. BOX 8016, CARY, NC 27512-9903

Your vote matters!

Have your ballot ready and please use one of the methods below for **easy voting**:

Your control number

McGraw Hill, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of June 15, 2026

Tuesday, August 11, 2026 9:00 AM, Eastern Time

Internet:
www.proxypush.com/MH
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:
1-866-890-9710
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 9:00 AM, Eastern Time, August 11, 2026.

This proxy is being solicited on behalf of the Board of Directors of McGraw Hill, Inc.

The undersigned hereby appoints Philip Moyer, Robert Sallmann, David Stafford and Alex Winkelman (the "Named Proxies"), and each or any of them, as proxies of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of McGraw Hill, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such proxies to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the recommendations of the Board of Directors.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

P.O. BOX 8016, CARY, NC 27512-9903 Your vote matters! Meeting Materials: Notice of Meeting and Proxy Statement & Annual Report Important Notice Regarding the Availability of Proxy Materials for the Stockholders McGraw Hill, Inc. Meeting To Be Held On August 11, 2026 For Stockholders of record as of June 15, 2026 Annual Meeting of Stockholders To order paper materials, use one of the Tuesday, August 11, 2026 9:00 AM, Eastern Time The Annual Meeting of Stockholders will be held virtually via the Internet. Please visit following methods. www.proxydocs.com/MH for more details. You must register to attend the meeting online and/or participate at www.proxydocs.com/MH Internet: For a convenient way to view proxy materials, VOTE, and obtain www.investorelections.com/MH directions to attend the meeting go to www.proxydocs.com/MH To vote your proxy while visiting this site, you will need the 12 digit control number in the box below. Call: 1-866-648-8133 This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. This is not a ballot. You cannot use this notice to vote your shares. We encourage you to access and review all of the important information contained in the proxy materials before voting. Email: paper@investorelections.com Under United States Securities and Exchange Commission rules, proxy materials do not have to be delivered in paper. Proxy materials can be distributed by making them available on the * If requesting material by e-mail, please send a blank e-mail with the internet. 12 digit control number (located below) in the subject line. No other requests, instructions OR other inquiries should be included with your If you want to receive a paper or e-mail copy of the proxy material, you must request one. e-mail requesting material. There is no charge to you for requesting a copy. In order to receive a paper package in time for this year’s meeting, you must make this request on or before July 31, 2026. Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. SEE REVERSE FOR FULL AGENDA Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

McGraw Hill, Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 4.

PROPOSAL	YOUR VOTE				BOARD OF DIRECTORS RECOMMENDS
1. Elect four Class I directors to a three-year term on the Company's Board of Directors:					
	FOR	WITHHOLD			
1.01 Simon Allen	☐	☐			FOR
1.02 Mary Ann Sigler	☐	☐			FOR
1.03 Guhan Subramanian	☐	☐			FOR
1.04 Eric Worley	☐	☐			FOR
	FOR	AGAINST	ABSTAIN		
2. Approve, on a non-binding advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐		FOR
	1YR	2YR	3YR	ABSTAIN	
3. Approve, on a non-binding advisory basis, the frequency of holding future advisory votes on the compensation of the Company's named executive officers.	☐	☐	☐	☐	1 YEAR
	FOR	AGAINST	ABSTAIN		
4. Ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for Fiscal Year 2027.	☐	☐	☐		FOR

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy Card.

Signature (and Title if applicable)   Date   Signature (if held jointly)   Date

McGraw Hill, Inc. Annual Meeting of Stockholders THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 4. THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR. PROPOSAL 1. Elect four Class I directors to a three-year term on the Company’s Board of Directors: 1.01 Simon Allen 1.02 Mary Ann Sigler 1.03 Guhan Subramanian 1.04 Eric Worley 2. Approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers. 3. Approve, on a non-binding advisory basis, the frequency of holding future advisory votes on the compensation of the Company’s named executive officers. 4. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for Fiscal Year 2027.